                                                                     Exhibit 2.1

                                                                  EXECUTION COPY





                          AGREEMENT AND PLAN OF MERGER

                            dated as of May 30, 2003

                                  by and among

                            SEMINIS ACQUISITION LLC,

                              SEMINIS MERGER CORP.,

                                       and

                                  SEMINIS, INC.
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                               TABLE OF CONTENTS

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ARTICLE I       CERTAIN DEFINITIONS                                              3

ARTICLE II      THE EXCHANGE AND THE DIVIDEND                                    10
  Section 2.1.    The Exchange                                                   10
  Section 2.2.    The Company Class B Preferred Stock Dividend                   11
  Section 2.3.    Withholding Taxes                                              11

ARTICLE III     THE MERGER                                                       11
  Section 3.1.    The Merger                                                     11
  Section 3.2.    Effective Time                                                 11
  Section 3.3.    Effects of the Merger                                          12
  Section 3.4.    Certificate of Incorporation and Bylaws                        12
  Section 3.5.    Directors                                                      12
  Section 3.6.    Officers                                                       12
  Section 3.7.    Subsequent Actions                                             12
  Section 3.8.    Effect on the Capital Stock                                    12
  Section 3.9.    Dissenting Shares                                              13
  Section 3.10.   List of Other Equity Awards; Treatment of Other Equity Awards  14
  Section 3.11.   Payment for Shares                                             15

ARTICLE IV      REPRESENTATIONS AND WARRANTIES OF THE COMPANY                    17
  Section 4.1.    Organization and Qualification; Subsidiaries                   17
  Section 4.2.    Capitalization of the Company and its Subsidiaries             17
  Section 4.3.    Authority Relative to this Agreement                           19
  Section 4.4.    SEC Reports; Financial Statements                              20
  Section 4.5.    Proxy Statement                                                21
  Section 4.6.    Consents and Approvals, No Violations                          21
  Section 4.7.    No Default                                                     22
  Section 4.8.    No Undisclosed Liabilities; Absence of Changes                 22
  Section 4.9.    Compliance with Applicable Law                                 22
  Section 4.10.   Employee Benefit Matters                                       23
  Section 4.11.   Labor Matters                                                  25
  Section 4.12.   Intellectual Property                                          26
  Section 4.13.   Taxes                                                          27
  Section 4.14.   Absence of Litigation                                          28
  Section 4.15.   Material Contracts                                             29
  Section 4.16.   Insurance                                                      31
  Section 4.17.   Environmental Laws and Regulations                             31
  Section 4.18.   Title to Properties; Encumbrances                              32
  Section 4.19.   Tangible Personal Property; Sufficiency of Assets              34
  Section 4.20.   Affiliate Transactions                                         34
  Section 4.21.   Suppliers and Customers                                        35
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  Section 4.22.   Information in Financing Documents                             35
  Section 4.23.   State Takeover Statute Inapplicable                            35
  Section 4.24.   Brokers                                                        35
  Section 4.25.   Opinion of Financial Advisor                                   35
  Section 4.26.   Company Information                                            35

ARTICLE V       REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB          36
  Section 5.1.    Organization                                                   36
  Section 5.2.    Authority Relative to this Agreement                           36
  Section 5.3.    Consents and Approvals; No Violations                          36
  Section 5.4.    Capitalization                                                 37
  Section 5.5.    Proxy Statement; Information                                   37
  Section 5.6.    Brokers                                                        38
  Section 5.7.    Financing                                                      38
  Section 5.8.    Ownership of Shares                                            39
  Section 5.9.    Parent/FPSH Agreements                                         39
  Section 5.10.   Parent Information                                             39

ARTICLE VI      COVENANTS                                                        39
  Section 6.1.    Stockholders Meeting                                           39
  Section 6.2.    Proxy Statement                                                39
  Section 6.3.    Conduct of Business of the Company                             40
  Section 6.4.    Notification of Certain Matters                                43
  Section 6.5.    Access to Information                                          43
  Section 6.6.    Additional Agreements, Commercially Reasonable Efforts         44
  Section 6.7.    Public Announcements                                           46
  Section 6.8.    Indemnification                                                46
  Section 6.9.    Contributions to Parent                                        48
  Section 6.10.   No Solicitation                                                48
  Section 6.11.   Resignation of Directors                                       50
  Section 6.12.   Solvency Opinion                                               50
  Section 6.13.   Related Agreements                                             51
  Section 6.14.   Exchange Agreement                                             51
  Section 6.15.   Privilege                                                      51
  Section 6.16.   Employee Matters                                               51
  Section 6.17.   Merger Sub Charter Amendment                                   51

ARTICLE VII     CONDITIONS TO CONSUMMATION OF THE MERGER                         52
  Section 7.1.    Conditions to the Merger                                       52
  Section 7.2.    Conditions to Each Party's Obligations to Effect the Merger    54

ARTICLE VIII    TERMINATION; AMENDMENT; WAIVER                                   54
  Section 8.1.    Termination                                                    54
  Section 8.2.    Effect of Termination                                          55
  Section 8.3.    Fees and Expenses                                              56
  Section 8.4.    Amendment                                                      57
  Section 8.5.    Waiver                                                         57
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ARTICLE IX      MISCELLANEOUS                                                    57
  Section 9.1.    Nonsurvival of Representations and Warranties                  57
  Section 9.2.    Entire Agreement; Assignment                                   57
  Section 9.3.    Severability                                                   58
  Section 9.4.    Notices                                                        58
  Section 9.5.    Governing Law; Consent to Jurisdiction; Waiver of Jury Trial   59
  Section 9.6.    Specific Performance                                           60
  Section 9.7.    Interpretation                                                 60
  Section 9.8.    Parties in Interest                                            60
  Section 9.9.    Performance by Others                                          60
  Section 9.10.   Counterparts                                                   61

EXHIBIT A - Certificate of Merger

EXHIBIT B - Stock Purchase Agreement

EXHIBIT C - Contribution Agreement

EXHIBIT D - Financing Commitment Letters

EXHIBIT E - Shares of Company Common Stock to be Contributed to Parent

EXHIBIT F - Equity Commitment Letter

EXHIBIT G - Foreign Investment in Real Property Tax Act Affidavits

EXHIBIT H - By-laws of Merger Sub

Company Disclosure Schedule

Parent Disclosure Schedule
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
                          AGREEMENT AND PLAN OF MERGER

                  THIS AGREEMENT AND PLAN OF MERGER, dated as of May 30, 2003 (this "Agreement"), is made by and among Seminis Acquisition LLC, a Delaware limited liability company ("Parent"), Seminis Merger Corp., a Delaware corporation and wholly owned subsidiary of Parent ("Merger Sub"), and Seminis, Inc., a Delaware corporation (the "Company").

                  WHEREAS, the Company has authority to issue 288,000,000 shares of capital stock consisting of: (1) 278,000,000 shares of common stock, par value $.01 per share (the "Company Common Stock"), of which (a) 211,000,000 shares are designated Class A Common Stock, par value $.01 per share (the "Company Class A Common Stock"), 18,978,291 of which were outstanding as of April 29, 2003 and (b) 67,000,000 shares are designated Class B Common Stock, par value $.01 per share (the "Company Class B Common Stock"), 45,142,508 of which were outstanding as of April 29, 2003, and (2) 10,000,000 shares of preferred stock, par value $.01 per share (the "Company Preferred Stock"), of which (a) 25,000 shares are designated Class A Redeemable Preferred Stock, par value $.01 per share (the "Company Class A Preferred Stock"), none of which are outstanding, (b) 25,000 shares are designated Class B Redeemable Preferred Stock, par value $.01 per share (the "Company Class B Preferred Stock"), 25,000 of which were outstanding as of April 29, 2003 and (c) 16,688 shares are designated Class C Redeemable PIK Preferred Stock, par value $.01 per share (the "Company Class C Preferred Stock"), 16,688 of which were outstanding as of April 29, 2003;

                  WHEREAS, each share of Company Class A Common Stock is entitled to one vote per share and each share of Company Class B Common Stock is entitled to three votes per share;

                  WHEREAS, Parent and its Affiliates own an aggregate of 3,199,361 shares of Company Class A Common Stock and 42,823,515 shares of Company Class B Common Stock as of the date hereof, and Parent and its Affiliates will own an aggregate of 41,554,346 shares of Company Class A Common Stock and 42,823,515 shares of Company Class B Common Stock as of the Closing Date;

                  WHEREAS, Affiliates of Parent have proposed to the board of directors of the Company (the "Company Board") a transaction pursuant to which Parent would, among other things, acquire the outstanding shares of Company Common Stock not owned by Parent or its Affiliates;

                  WHEREAS, the Company Board has established a special committee of the Company Board comprised solely of directors unaffiliated with Parent or its Affiliates (the "Special Committee") to consider such proposal and make a recommendation to the Company Board with respect thereto;

                  WHEREAS, the Special Committee and the Company Board, based on the recommendation of the Special Committee, (a) have determined that the merger of Merger Sub with and into the Company, with the Company as the surviving corporation (the "Merger"), upon the terms and subject to the conditions set forth in this Agreement, is advisable, fair to and in the best interests of the Company's stockholders (other than Parent and its Affiliates), and (b) have approved (i) this Agreement and the Merger, pursuant to which each share of Company Common Stock issued and outstanding immediately prior to the Effective Time (except for shares of Company Common Stock owned, directly or indirectly by Parent, Merger Sub or the Company, and except for any shares of Company Common Stock as to which appraisal rights are exercised and perfected pursuant to applicable law) will be converted into the right to receive $3.78 in cash (the "Per Share Amount"), and (ii) the Related Agreements and the Related Transactions;

                  WHEREAS, the Special Committee and the Company Board, based on the recommendation of the Special Committee, have resolved to recommend that the Company's stockholders approve and adopt this Agreement and the Merger;

                  WHEREAS, immediately following the Merger, pursuant to the Stock Purchase Agreement, of even date herewith, among Fox Paine Seminis Holdings, LLC ("FPSH"), Banca Afirme, S.A., Institucion de Banca Multiple, Afirme Grupo Financiero, as trustee, under the Irrevocable Administration and Payment Trust Number 167-5 (Fideicomiso Irrevocable de Administracion y Pago Numero 167-5) (the "ARG Trust"), Parent and Merger Sub (the "Stock Purchase Agreement"), FPSH will purchase shares of common stock, par value $.01 per share, of the Surviving Corporation (the "New Company Common Stock") from Parent on the terms and conditions set forth in the Stock Purchase Agreement (the "Stock Purchase");

                  WHEREAS, as a condition and inducement to FPSH's willingness to enter into the Stock Purchase Agreement and consummate the transactions contemplated thereby, FPSH has required certain Persons to enter into a voting agreement, of even date herewith (the "Voting Agreement"), pursuant to which, among other things, and subject to the terms and conditions therein, each Person (other than FPSH) party to the Voting Agreement agrees to vote, or cause to be voted, all shares of Company Common Stock beneficially owned by such stockholder in favor of the Merger;

                  WHEREAS, the members of Parent (including the managing member) and the board of directors of Merger Sub have determined that this Agreement and the Merger are advisable, fair to and in the best interests of their respective company and members or corporation and stockholders (as applicable) and have approved this Agreement and the Merger; and

                  WHEREAS, Parent, Merger Sub and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger;

                  NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, the parties agree as follows:

                                    ARTICLE I

                              CERTAIN DEFINITIONS

      As used in this Agreement, the following terms shall have the respective meanings set forth below:

      "Affiliate" of a specified Person means a Person who, directly or indirectly, through one or more intermediaries controls, is controlled by or is under common control with such specified Person; provided that as used in this Agreement with respect to Parent, the term "Affiliate" or "Affiliates" means Affiliates of Parent, including Savia, Merger Sub and their respective Affiliates, other than the Company and its Subsidiaries. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting shares, by contract or otherwise.

      "Agreement" shall have the meaning set forth in the preamble.

      "Acquisition Agreement" shall have the meaning set forth in Section
6.10(e).

      "ARG Trust" shall have the meaning set forth in the recitals.

      "Award List" shall have the meaning set forth in Section 3.10(a).

      "Award Cancellation Time" means the time that is immediately prior to the Effective Time.

      "Benefit Plans" shall have the meaning set forth in Section 4.10(a).

      "Certificate of Merger" shall have the meaning set forth in Section 3.2.

      "Certificate" shall have the meaning set forth in Section 3.8(d).

      "Closing" shall have the meaning set forth in Section 3.2.

      "Closing Date" shall have the meaning set forth in Section 3.2.

      "Code" means the Internal Revenue Code of 1986, as amended.

      "Company" shall have the meaning set forth in the preamble.

      "Company 2002 10-K" shall have the meaning set forth in Section 4.15(a).

      "Company Balance Sheet" means the audited balance sheet for the period ended September 30, 2002, contained in the Company's Form 10-K for the period ended September 30, 2002, filed with the SEC on January 14, 2003.

      "Company Board" shall have the meaning set forth in the recitals.

      "Company Class A Common Stock" shall have the meaning set forth in the recitals.

      "Company Class A Preferred Stock" shall have the meaning set forth in the recitals.

      "Company Class B Common Stock" shall have the meaning set forth in the recitals.

      "Company Class B Preferred Stock" shall have the meaning set forth in the recitals.

      "Company Class C Preferred Stock" shall have the meaning set forth in the recitals.

      "Company Common Stock" shall have the meaning set forth in the recitals.

      "Company Competing Transaction" means any recapitalization, merger, consolidation or other business combination involving the Company, or direct or indirect acquisition of shares of Company Common Stock representing 15% or more of the voting power of the Company (except for transactions contemplated by the Exchange Agreement or any amendment thereto) or any material portion of the assets (except for acquisitions of assets in the ordinary course of business consistent with past practice) of the Company and its Subsidiaries, or any combination of the foregoing.

      "Company Credit Agreement" means the Credit Agreement among the Company, Seminis Vegetable Seeds, Inc., SVS Holland B.V., as borrowers, and Harris Trust and Savings Bank, individually and as administrative agent, and Bank of Montreal, Chicago Branch, individually and as syndication agent, and the lenders from time to time parties thereto, dated as of June 28, 1999, as amended through the date hereof.

      "Company Disclosure Schedule" means the schedule of disclosures delivered by the Company to Parent and Merger Sub concurrent with the execution of this Agreement.

      "Company Germplasm" means the germplasm actively used in the breeding or research programs of the Company and its Subsidiaries.

      "Company Intellectual Property" means the intellectual property rights used in the conduct of the business of the Company or its Subsidiaries, including all patents and patent applications, trademarks, trademark registrations and applications, domain names, copyrights and copyright registrations and applications, computer programs, technology, know-how, trade secrets, proprietary processes, inventions, service marks, original works of authorship and formulae, together with the goodwill associated with the foregoing.

      "Company's Knowledge" means the actual knowledge, after reasonable inquiry, of Eugenio Najera, Bruno Ferrari, C. Edward Green, Jose Manuel Madero, Gaspar Alvarez, Oscar Velasco, Salvador Alanis, Cristobal Cardenas, Enrique Osorio, Franco Campana, Jean Pierre Posa, Juliet Ream, Patrick Turner, Steve Witt, and, with respect to seedmen's claims only, Pieter Vandenberg.

      "Company Material Adverse Effect" means any event, change, circumstance, effect or state of facts that is or is reasonably expected to be materially adverse to (a) the business, results of operations, condition (financial or otherwise), assets or liabilities of the Company and its

Subsidiaries, taken as a whole, or (b) the ability of the Company to consummate any of the transactions contemplated by this Agreement and the Related Agreements, including the Merger and the Related Transactions, except to the extent that such adverse effect results from (i) general economic conditions or changes therein, (ii) financial or securities market fluctuations or conditions,
(iii) changes in, or events or conditions affecting, the industries or businesses in which the Company and its Subsidiaries operate, or (iv) the announcement of the transactions contemplated by this Agreement or the Letter of Intent.

      "Company Permits" shall have the meaning set forth in Section 4.9.


      "Company Preferred Stock" shall have the meaning set forth in the recitals.

      "Company PVP Certificates" shall have the meaning set forth in Section 4.12(a).

      "Company SEC Documents " shall have the meaning set forth in Section
4.4(a).

      "Company Securities" shall have the meaning set forth in Section 4.2(a).

      "Company Stock Plans" shall have the meaning set forth in Section 3.10(a).

      "Company Stockholder Approval" means the vote of a majority of the voting power of the Company Common Stock (voting together as a single class) for the approval and adoption of this Agreement and the Merger.

      "Company Termination Fee" shall have the meaning set forth in Section 8.3(a).

      "Compensation Payment" shall have the meaning set forth in Section
4.10(d).

      "Confidentiality Agreement" shall have the meaning set forth in Section 6.5(a).

      "Contribution Agreement" means the Contribution Agreement of even date herewith among Parent, the Contributors (as defined therein), ARG Trust, Mexican SPC (as defined therein) and Mr. Alfonso Romo Garza, providing for the contribution of shares of Company Common Stock to Parent.

      "Controlled Group Liability" shall have the meaning set forth in Section 4.10(f).

      "Debt Financing" shall have the meaning set forth in Section 5.7(b).

      "DGCL" means the General Corporation Law of the State of Delaware.

      "Disinterested Stockholder Approval" shall have the meaning set forth in
Section 6.10(C).

      "Dissenting Shares" shall have the meaning set forth in Section 3.9.

      "Effective Time" shall have the meaning set forth in Section 3.2.

      "Employees" shall have the meaning set forth in Section 4.10(h).

      "Employment Agreements" shall have the meaning set forth in Section
4.10(h).

      "Environmental Claim" shall have the meaning set forth in Section 4.17(a).

      "Environmental Laws" means all applicable statutes, laws, ordinances, codes, common law, licenses, permits, rules, regulations, orders, demands, approvals, authorizations and similar items of any Governmental Entity relating to pollution or Hazardous Substances or protection of human health or the environment (including ambient air, surface water, ground water, land surface or subsurface strata) or emissions, discharges, releases, disposal or handling of any pollutants or Hazardous Substances.

      "ERISA" shall have the meaning set forth in Section 4.10(a).

      "ERISA Affiliate" shall have the meaning set forth in Section 4.10(c).

      "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

      "Exchange Agreement" shall have the meaning set forth in Section 2.1.

      "Existing Policy" shall have the meaning set forth in Section 6.8(c).

      "Financial Statements" shall have the meaning set forth in Section 4.4(a).

      "Financing Commitment Letters" shall have the meaning set forth in Section 5.7(b).

      "Financing Documents" shall have the meaning set forth in Section 4.22.

      "FPSH" shall have the meaning set forth in the recitals.

      "FPSH Expenses" means all documented out-of-pocket fees and expenses actually and reasonably incurred by FPSH and its Affiliates or on their behalf in connection with any of the transactions contemplated by this Agreement and the Related Agreements (including fees and expenses payable to financing sources, investment bankers, consultants, counsel to any of the foregoing, accountants and legal counsel).

      "GAAP" means U.S. generally accepted accounting principles.

      "Governmental Entity" shall have the meaning set forth in Section 4.6.

      "Hazardous Substance" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous, or otherwise regulated, under any Environmental Law, including any toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, industrial substance or petroleum or any derivative or byproduct thereof, radon, radioactive material, asbestos, or asbestos containing material, urea formaldehyde, foam insulation or polychlorinated biphenyls, lead or lead-based paints or materials.

      "HMO" shall have the meaning set forth in Section 4.10(c).

      "HSR Act" means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

      "Indemnified Parties" shall have the meaning set forth in Section 6.8(b).

      "Indebtedness" of any Person means (a) all obligations of such Person for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices, and excluding ordinary operating leases), (b) any other obligations of such Person that are evidenced by a note, bond, debenture or similar instrument, (c) all obligations under conditional sale or other title retention agreements relating to property purchased, (d) capital lease or sale-leaseback obligations, (e) all liabilities secured by any Lien on any property (other than ordinary operating leases), and (f) any guarantee or assumption of any of the foregoing in clauses (a) through (e) above or guaranty of minimum equity or capital or any make-whole or similar obligation or any other guarantee of indebtedness of a third party.

      "Insurance Policies" shall have the meaning set forth in Section 4.16.

      "IRS" means the U.S. Internal Revenue Service.

      "Key Employee" means any Chief Executive Officer, President, Executive Vice President or Senior Vice President or other employee of the Company or its Subsidiaries whose annual base salary (excluding bonuses and other non-salary compensation) exceeds $100,000.

      "Leased Real Property" shall have the meaning set forth in Section
4.18(a).

      "Lenders" shall have the meaning set forth in Section 5.7(b).

      "Letter of Intent" means the non-binding letter of intent, by and among Fox Paine & Company, LLC, Savia, ARG Trust, Servasa, S.A. de C.V. and Mr. Alfonso Romo, dated December 13, 2002, as amended.

      "Lien" means, with respect to any asset (including any security), any security interests, liens, claims, charges, title defects, deficiencies or exceptions (including, with respect to Real Property Leases, subleases, assignments, licenses or other agreements granting to any third party any interest in a Real Property Lease or any right to the use or occupancy of any Leased Real Property), mortgages, pledges, easements, encroachments, restrictions on use, rights-of-way, rights of first refusal, options, conditional sales or other title retention agreements, covenants, conditions or other similar restrictions (including restrictions on transfer) or other encumbrances of any nature whatsoever in respect of such asset.

      "Material Contracts" shall have the meaning set forth in Section 4.15(a).

      "Merger" shall have the meaning set forth in the recitals.

      "Merger Consideration" shall have the meaning set forth in Section 3.8(d).

      "Merger Sub" shall have the meaning set forth in the preamble.

      "MS Common Stock" means shares of common stock, par value $.01 per share, of Merger Sub.

      "MS Preferred Stock" means shares of preferred stock, par value $.01 per share, of Merger Sub.

      "New Company Common Stock" shall have the meaning set forth in the recitals.

      "NOL Carryforwards" shall have the meaning specified in Section 4.13.

      "Outside Date" shall mean October 15, 2003, unless the commitment set forth in the Financing Commitment Letters (or in any replacement financing arrangement pursuant to Section 6.6(d)) shall have been extended or obtained until a date beyond October 15, 2003, in which event "Outside Date" shall mean the earlier of (i) the date until which financing commitments have been extended or obtained, and (ii) November 30, 2003.

      "Owned Real Property" shall have the meaning set forth in Section 4.18(a).

      "Parent" shall have the meaning set forth in the preamble.

      "Parent Disclosure Schedule" means the schedule of disclosures delivered by Parent to the Company concurrent with the execution of this Agreement.

      "Parent Material Adverse Effect" means any event, change, circumstance, effect or state of facts that is or is reasonably expected to be materially adverse to the ability of Parent or Merger Sub to consummate the transactions contemplated by this Agreement or by the Related Agreements.

      "Paying Agent" shall have the meaning set forth in Section 3.11(a).

      "PBGC" means the Pension Benefit Guaranty Corporation.

      "Permitted Discussions" shall have the meaning set forth in Section
6.10(a).

      "Permitted Liens" means (a) growers', mechanics', carriers', workers', repairers', materialmen's, warehousemen's, and other similar Liens arising in the ordinary course of the Company's business and either (i) for sums not yet due and payable or (ii) such Liens as are less than $100,000 in amount and are being contested in good faith and by appropriate proceedings, (b) Liens under the Company Credit Agreement, (c) Liens for current Taxes not yet due or payable or being contested in good faith or for supplemental Taxes for which the Company has not received a written notice of assessment, and (d) any other covenants, conditions, restrictions, reservations, rights and non-monetary Liens incurred or suffered in the ordinary course of business and that (i) do not materially detract from the current use of the applicable Real Property and (ii) would not, individually or in the aggregate, have a Company Material Adverse Effect.

      "Per Share Amount" shall have the meaning set forth in the recitals.

      "Person" means an individual, corporation, limited liability company, partnership, association, trust, unincorporated organization, other entity or "group" (as defined in the Exchange Act).

      "Proxy Statement" shall have the meaning set forth in Section 6.2.

      "Real Property" shall have the meaning set forth in Section 4.18(a).

      "Real Property Lease" shall mean any contract or agreement to which the Company or any of its Subsidiaries is a party relating to the lease of real property used by the Company or its Subsidiaries requiring annual payments in excess of (or reasonably expected to be in excess of) $100,000.

      "Record Date" shall mean the date on which holders of Company Common Stock on such date, as reflected on the Company's (or its transfer agent's) books and records, shall be entitled to vote at the Stockholders Meeting, such date determined in accordance with the Company's Bylaws and other applicable requirements.

      "Related Agreements " shall mean the Voting Agreement, the Contribution Agreement and the Stock Purchase Agreement.

      "Related Transactions" shall mean the transactions contemplated by the Related Agreements.

      "Restricted Shares" means shares of restricted stock granted under any Company Stock Plan.

      "Retained Options" shall have the meaning set forth in Section 3.10(a).

      "Retained Option Participants" shall have the meaning set forth in Section 3.10(a).

      "Savia" means Savia, S.A. de C.V., a corporation (sociedad anonima de capital variable) organized under the laws of the United Mexican States.

      "SEC" means the U.S. Securities and Exchange Commission.

      "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

      "Special Committee" shall have the meaning set forth in the recitals.

      "Stock Option" shall have the meaning set forth in Section 3.10(a).

      "Stock Purchase" shall have the meaning set forth in the recitals.

      "Stock Purchase Agreement" shall have the meaning set forth in the recitals.

      "Stockholders' Agreement" means the Stockholders' Agreement, of even date herewith, by and among Merger Sub and the Persons listed on the signature pages thereto.

      "Stockholders Meeting" shall have the meaning set forth in Section 6.1.

      "Subsidiary" means, with respect to any Person, any other Person, whether incorporated or unincorporated or domestic or foreign to the United States, of which (a) such first Person or any other Subsidiary of such first Person is a general partner (excluding such partnerships where such first Person or any Subsidiary of such first Person does not have a majority of the voting interest in such partnership) or (b) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is, directly or indirectly, owned or controlled by such first Person or by any one or more of its Subsidiaries, or by such first Person and one or more of its Subsidiaries.

      "Superior Transaction" shall have the meaning set forth in Section
6.10(e).

      "Surviving Corporation" shall have the meaning set forth in Section 3.1.

      "Tail Period" shall have the meaning set forth in Section 6.8(c).

      "Tax Returns" means all reports, returns, information returns, statements, declarations and certifications required to be filed with respect to Taxes.

      "Taxes" means any income, alternative or add-on minimum tax, gross receipts, sales, use, transfer, gains, ad valorem, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental or windfall profit tax, custom, duty or other tax, or other like assessment or charge, together with any related interest, penalty, addition to tax or additional amount.

      "Transmittal Documents" shall have the meaning set forth in Section
3.11(b).

      "Voting Agreement" shall have the meaning set forth in the recitals.

      "WARN Act" shall have the meaning set forth in Section 4.11(b).

                                   ARTICLE II

                          THE EXCHANGE AND THE DIVIDEND

                  Section 2.1. The Exchange. Immediately prior to the Merger, and pursuant to, and subject to the conditions set forth in, the Amended and Restated Exchange Agreement, dated as of the date hereof, by and between the Company and Savia (the "Exchange Agreement"): the Company will issue to Savia an aggregate of 37,669,480 shares of Company Class A Common Stock and will pay to Savia an amount in cash as determined in accordance with the Exchange Agreement in exchange for (a) all of Savia's right, title and interest in and to 16,688 shares of Company Class C Preferred Stock (all of which shares of Company Class C Preferred Stock shall be surrendered, free and clear of any and all Liens) including the right to accrued but unpaid paid in kind dividends thereon, (b) any right, title or interest in or to any and all accrued and unpaid cash dividends on the Company Class C Preferred Stock, and (c) any right, title or inter-est in or to any and all accrued and unpaid cash obligations on additional paid in capital and any other rights and claims with respect to any of the foregoing through the Effective Time.

                  Section 2.2. The Company Class B Preferred Stock Dividend. Immediately prior to the Merger, the Company shall declare and pay a dividend equal to all accrued and unpaid dividends on the Company Class B Preferred Stock as of the payment date immediately preceding the Closing Date (which, as of April 25, 2003, are in an aggregate amount equal to $5,666,667), which payment shall be made in cash in accordance with the Company's certificate of incorporation and the certificate of designations for the Company Class B Preferred Stock.

                  Section 2.3. Withholding Taxes. The amounts set forth in this
Article II or Article III shall be subject to reduction for any applicable federal, state, local or foreign withholding Taxes. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

                                   ARTICLE III

                                   THE MERGER

                  Section 3.1. The Merger. Subject to the conditions of this Agreement and in accordance with the DGCL, the parties hereto shall consummate the Merger pursuant to which (a) Merger Sub shall merge with and into the Company and the separate corporate existence of Merger Sub shall thereupon cease, (b) the Company shall be the surviving corporation in the Merger (sometimes referred to as the "Surviving Corporation") and shall continue to be governed by the laws of the State of Delaware, and (c) the corporate existence of the Company, with all of its rights, privileges, immunities, powers and franchises, shall continue unaffected by the Merger.

                  Section 3.2. Effective Time. As soon as practicable after the satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII, the parties hereto shall cause a certificate of merger (the "Certificate of Merger") to be executed and filed on the Closing Date (or on such other date as Parent and the Company may agree) with the Secretary of State of the State of Delaware in such form as required by, and executed in accordance with, the relevant provisions of the DGCL. The closing of the Merger (the "Closing") will take place (a) at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, at 10:00 a.m. New York City time as soon as reasonably practicable (but in any event no later than the third business day) after satisfaction or waiver (to the extent permitted by applicable law) of the conditions set forth in Article VII (other than those conditions that are to be satisfied at the Closing, but subject to the satisfaction or waiver (to the extent permitted by applicable law) of such other conditions), or (b) at such other place or time and/or such other date as the parties may agree. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date." The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware or at such later date and time as the parties shall agree and as shall be specified in the Certificate of Merger (the time the Merger becomes effective, the "Effective Time").

                  Section 3.3. Effects of the Merger. The Merger shall have the effects as set forth in the applicable provisions of the DGCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and Merger Sub shall become the debts, liabilities and duties of the Surviving Corporation.

                  Section 3.4. Certificate of Incorporation and Bylaws.

                  (a) The certificate of incorporation of the Company in effect immediately prior to the Effective Time, as amended in accordance with the Certificate of Merger attached hereto as Exhibit A, shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with its terms and applicable law.

                  (b) The bylaws of Merger Sub in effect immediately prior to the Effective Time, in the form attached hereto as Exhibit H, shall be the bylaws of the Surviving Corporation until amended in accordance with their terms and applicable law.

                  Section 3.5. Directors. The directors of Merger Sub immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such director's successor is duly elected or appointed and qualified.

                  Section 3.6. Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation, each to hold office in accordance with the certificate of incorporation and bylaws of the Surviving Corporation until such officer's successor is duly elected or appointed and qualified.

                  Section 3.7. Subsequent Actions. If, at any time after the Effective Time, the Surviving Corporation shall determine in good faith or be advised that any deeds, bills of sale, assignments, assurances or any other actions or things are necessary or desirable to vest, perfect or confirm of record or otherwise in the Surviving Corporation its right, title or interest in, to or under any of the rights, properties or assets of either of the Company or Merger Sub acquired or to be acquired by the Surviving Corporation as a result of, or in connection with the Merger or otherwise to carry out this Agreement, the officers and directors of the Surviving Corporation shall be authorized to execute and deliver, in the name and on behalf of either the Company or Merger Sub, all such deeds, bills of sale, assignments and assurances and to take and do, in the name and on behalf of each of such corporations or otherwise, all such other actions and things as may be necessary or desirable to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in the Surviving Corporation or otherwise to carry out this Agreement.

                  Section 3.8. Effect on the Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or any holder of any shares of Company Common Stock, Company Preferred Stock or any shares of capital stock of Merger Sub:

                  (a) Each share of MS Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into one share of New Company Common Stock following the Merger.

                  (b) Each share of Company Common Stock that is owned by Parent or Merger Sub immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration shall be delivered or deliverable in exchange therefor.

                  (c) Each share of Company Common Stock that is owned by or held in the treasury of the Company immediately prior to the Effective Time shall automatically be canceled and retired and shall cease to exist, and no cash, Company Common Stock or other consideration, including the Merger Consideration, shall be delivered or deliverable in exchange therefor.

                  (d) Shares of Company Common Stock issued and outstanding immediately prior to the Effective Time (other than any shares to be canceled pursuant to Sections 3.8(b) and 3.8(c) and any Dissenting Shares) held by each stockholder of the Company shall be converted into the right to receive an amount in cash (the "Merger Consideration") equal to the product of (A) the number of shares of Company Common Stock owned by such stockholder immediately prior to the Effective Time, and (B) the Per Share Amount. The Merger Consideration shall be payable to the holder of shares of Company Common Stock, without interest thereon, upon the surrender of the certificate or certificates formerly representing such shares of Company Common Stock (each, a "Certificate") in the manner provided in Section 3.11, less any required with-holding of U.S. federal, state, local or foreign Taxes. From and after the Effective Time, all such shares of Company Common Stock so converted into the Merger Consideration shall no longer be outstanding and shall be deemed to be canceled and retired and shall cease to exist, and each holder of a Certificate or Certificates shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such Certificate or Certificates in accordance with Section 3.11 (or, with respect to Dissenting Shares, as provided in Section 3.9).

                  (e) Each share of Company Class B Preferred Stock issued and outstanding or held by the Company as treasury stock immediately prior to the Effective Time shall remain issued and outstanding or held as treasury stock, as the case may be, and shall be unaffected by the Merger.

                  Section 3.9. Dissenting Shares. Anything in this Agreement to the contrary notwithstanding, each share of Company Common Stock or Company Class B Preferred Stock outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded appraisal for such share of Company Common Stock or Company Class B Preferred Stock in accordance with Section 262 of the DGCL, if such Section 262 of the DGCL provides for appraisal rights for such shares of Company Common Stock or Company Class B Preferred Stock in the Merger ("Dissenting Shares"), shall not: (a) in the case of the Company Common Stock, be converted into or be exchangeable for the right to receive the Merger Consideration; or (b) in the case of the Company Class B Preferred Stock, remain issued and outstanding following the Merger, unless and until such holder of Company Common Stock or Company Class B Preferred Stock, as the case may be, fails to perfect or withdraws or otherwise loses his right to appraisal and payment under the DGCL. If, after the Effective Time, any such holder fails to perfect or withdraws or loses his right to appraisal, such Dissenting Shares shall: (a) in the case of Company Common Stock, thereupon be treated as if such shares had been converted as of the Effective Time into the right to receive the Merger Consideration, if any, to which such holder is entitled, without interest or dividends thereon; and (b) in the case of Company Class B Preferred Stock, remain issued and outstanding and unaffected by the Merger. The Company shall give Parent (a) prompt notice of any demands received by the Company for appraisal of shares of Company Common Stock or Company Class B Preferred Stock, attempted written withdrawals of such demands, and any other instruments served pursuant to the DGCL and received by the Company relating to stockholders' rights to appraisal with respect to the Merger; and (b) the opportunity to direct all negotiations and proceedings with respect to any exercise of such appraisal rights under the DGCL. The Company shall not, except with the prior written consent of Parent, voluntarily make any payment with respect to any demands for payment of fair value for capital stock of the Company, offer to settle or settle any such demands or approve any withdrawal of any such demands.

                  Section 3.10. List of Other Equity Awards; Treatment of Other Equity Awards.

                  (a) Section 3.10(a) of the Company Disclosure Schedule contains a true and complete list (the "Award List") of each option to purchase shares of Company Common Stock (a "Stock Option") granted under each employee and director stock incentive or compensation plan, agreement or arrangement (the "Company Stock Plans") outstanding as of the date hereof (along with the exercise prices thereof). Stock Options held by any person permitted by Parent in writing on or after the date hereof to retain his or her Stock Options following the Award Cancellation Time (collectively, the "Retained Option Participants") are referred to as "Retained Options," to the extent such Person agrees to have such Stock Options treated as Retained Options. Parent may require that a Retained Option Participant, as a condition of having the Stock Options held by such Retained Option Participant be treated as Retained Options, agree in writing to be subject to certain restrictions on the transferability of any shares of New Company Common Stock that are acquired after the Effective Time upon the exercise of such Retained Options.

                  (b) At the Award Cancellation Time, each then-outstanding Stock Option (whether vested or unvested), other than any Retained Option, shall be canceled and, in consideration of such cancellation, the Company shall pay to the holder as soon as practicable following the Award Cancellation Time, in full satisfaction of such Stock Option, less any applicable withholding tax, an amount in cash equal to the product of (i) the excess of the Per Share Amount over the exercise price per share of such unexercised Stock Option, if any, and
(ii) the number of shares of Company Common Stock subject to such Stock Option.

                  (c) The Company shall (i) take all actions reasonably necessary to cause the actions and effects specified in Section 3.10(b) to occur, (ii) take all actions reasonably necessary, with Parent's assistance, to ensure that, effective as of the Award Cancellation Time, no holder of Stock Options, other than the Retained Option Participants, will have any right to receive any shares of capital stock of the Company or, if applicable, the Surviving Corporation, upon exercise of any Stock Option or any other event, and
(iii) provide its reasonable
cooperation to Parent in connection with the actions contemplated by this
Section 3.10, including seeking, on Parent's behalf, consents from the Retained Option Participants to have their Stock Options treated as Retained Options.

                  Section 3.11. Payment for Shares.

                  (a) Prior to the Effective Time, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as paying agent in connection with the Merger (the "Paying Agent") pursuant to a paying agent agreement providing for the matters set forth in this Section 3.11 and otherwise reasonably satisfactory to the Company. At, or promptly following the Effective Time, Parent shall, or shall cause the Surviving Corporation to, make available to the Paying Agent for the benefit of holders of shares of Company Common Stock, as needed, the aggregate consideration to which such holders of shares of Company Common Stock shall be entitled at the Effective Time pursuant to Section 3.8(d). Such funds shall be invested in time deposits, treasury bills, or money market or other similar instruments as directed by the Surviving Corporation pending payment thereof by the Paying Agent to holders of the shares of Company Common Stock. Earnings from such investments shall be the sole and exclusive property of the Surviving Corporation, and no part thereof shall accrue to the benefit of the holders of shares of Company Common Stock.

                  (b) Promptly after the Effective Time, the Paying Agent shall mail to each record holder, as of the Effective Time, of an outstanding Certificate(s), whose shares of Company Common Stock were converted pursuant to
Section 3.8(d) into the right to receive the Merger Consideration (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificate(s) shall pass, only upon proper delivery of the Certificates to the Paying Agent and shall be in such form and have such other provisions not inconsistent with this Agreement as Parent may reasonably specify), and (ii) instructions for use in effecting the surrender of the Certificates in exchange for payment of the Merger Consideration (together, the "Transmittal Documents"). Upon surrender of a Certificate or Certificates for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such letter of transmittal and any other required documents, duly executed, the holder of such Certificate(s) shall be entitled to receive in exchange therefor (as promptly as practicable) the Merger Consideration in respect of all shares of Company Common Stock formerly represented by such surrendered Certificate(s), without any interest thereon, pursuant to Section 3.8(d). The Certificate(s) so surrendered shall forthwith be canceled. If payment of the Merger Consideration is to be made to a Person other than the Person in whose name the surrendered Certificate(s) is registered, it shall be a condition of payment that the Certificate(s) so surrendered shall be properly endorsed or shall otherwise be in proper form for transfer, that the signatures on the Certificate(s) or any related stock power shall be properly guaranteed and that the Person requesting such payment shall have established to the satisfaction of Parent that any transfer and other Taxes required by reason of the payment of the Merger Consideration to a Person other than the registered holder of the Certificate(s) surrendered have been paid or are not applicable. Until surrendered in accordance with the provisions of and as contemplated by this Section 3.11, any Certificate(s) (other than Certificate(s) representing shares of Company Common Stock subject to Sections 3.8(b) and (c) and other than Dissenting Shares) shall be deemed, at any time after the Effective Time, to represent only the right to receive the Merger Consideration in cash without interest as contemplated by this Section 3.11. Upon the surrender of a Certificate(s) in accordance with the terms and instructions contained in the Transmittal Documents, the Surviving Corporation shall cause the Paying Agent to pay to the holder of such Certificate(s) in exchange therefor cash in an amount equal to the Merger Consideration (other than Certificate(s) representing shares of Company Common Stock subject to Sections 3.8(b) and (c) and other than Dissenting Shares).

                  (c) At the Effective Time, the stock transfer books of the Company shall be closed and there shall not be any further registration of transfers of any shares of capital stock thereafter on the records of the Company. If, after the Effective Time, a Certificate (other than those subject to Sections 3.8(b) and (c)) is presented to the Surviving Corporation, it shall be canceled and exchanged for the consideration provided for, and in accordance with the procedures set forth, in this Section 3.11. No interest shall accrue or be paid on any cash payable upon the surrender of a Certificate.

                  (d) From and after the Effective Time, the holders of Certificates shall cease to have any rights with respect to shares of Company Common Stock represented by such Certificate except as otherwise provided herein or by applicable law.

                  (e) If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed, the Surviving Corporation shall pay or cause to be paid in exchange for such lost, stolen or destroyed Certificate the relevant portion of the Merger Consideration in accordance with
Section 3.8(d) for shares of Company Common Stock represented thereby. When authorizing such payment of any portion of the Merger Consideration in exchange therefor, the board of directors of the Surviving Corporation may, in its discretion and as a condition precedent to the payment thereof, require the owner of such lost, stolen or destroyed Certificate to give the Surviving Corporation a bond in such sum as it may direct as indemnity against any claim that may be made against the Surviving Corporation with respect to the Certificate alleged to have been lost, stolen or destroyed.

                  (f) Promptly following the date that is one year after the Effective Time, the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any cash (including any interest received with respect thereto), Certificates and other documents in its possession relating to the Merger, that had been made available to the Paying Agent and that have not been disbursed to holders of Certificates, and thereafter such holders shall be entitled to look to the Surviving Corporation (subject to abandoned property, escheat or similar laws) only as a general creditor thereof with respect to any portion of the Merger Consideration payable upon due surrender of their Certificates, without any interest thereon.

                  (g) The Merger Consideration paid in the Merger shall be net to the holder of shares of Company Common Stock in cash, subject to reduction only for any applicable federal, state, local or foreign withholding Taxes. To the extent that amounts are so withheld, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such withholding was made.

                  (h) Anything to the contrary in this Section 3.11 notwithstanding, to the fullest extent permitted by law, none of the Paying Agent, Parent or the Surviving Corporation shall be liable to any holder of a Certificate for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If Certificates are not surrendered prior to two years after the Effective Time, unclaimed funds payable with respect to such Certificates shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any Person previously entitled thereto.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the Company SEC Documents filed on or prior to the date hereof or in the Company Disclosure Schedule (it being understood that any matter set forth in any section of the Company Disclosure Schedule shall be deemed disclosed with respect to any other section of the Company Disclosure Schedule to the extent such matter is disclosed in a way as to make its relevance to the information called for by such other section reasonably clear on its face), the Company hereby represents and warrants to Parent and Merger Sub as follows:

            Section 4.1. Organization and Qualification; Subsidiaries.

            (a) To the Company's Knowledge, each of the Company and its Subsidiaries is a corporation duly organized, validly existing and, if applicable, in good standing under the laws of the jurisdiction of its incorporation and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its businesses as now being conducted, except where the failure to be in good standing or to have such power, authority and governmental approvals, would not, individually or in the aggregate, have a Company Material Adverse Effect. The Company has heretofore delivered to Parent accurate and complete copies of the certificate of incorporation and bylaws, as currently in effect, of the Company. Section 4.1(a) of the Company Disclosure Schedule sets forth a complete list of the Company's Subsidiaries.

            (b) To the Company's Knowledge, each of the Company and its Subsidiaries is duly qualified or licensed and, if applicable, in good standing to do business in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification or licensing necessary, except in such jurisdictions where the failure to be so duly qualified or licensed and in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (c) The Company does not own, directly or indirectly, any equity (other than equity of its Subsidiaries) or debt (other than debt of its Subsidiaries and other than short-term investments of the Company's working capital in high-grade commercial paper or similar high- grade, short-term instruments) or similar interest in any Person.

            Section 4.2. Capitalization of the Company and its Subsidiaries.

            (a) The authorized capital stock of the Company consists of: (i) 278,000,000 shares of Company Common Stock, (A) 211,000,000 shares of which are designated as shares of

Company Class A Common Stock and (B) 67,000,000 shares of which are designated as shares of Company Class B Common Stock and (ii) 10,000,000 shares of Company Preferred Stock, (A) 25,000 shares of which are designated as shares of Company Class A Preferred Stock, (B) 25,000 shares of which are designated as shares of Company Class B Preferred Stock and (C) 16,688 shares of which are designated as shares of Company Class C Preferred Stock. As of April 29, 2003, (i) 18,978,291 shares of Company Class A Common Stock were issued and outstanding, (ii) 45,142,508 shares of Company Class B Common Stock were issued and outstanding,
(iii) no shares of Company Class A Preferred Stock were issued and outstanding,
(iv) 25,000 shares of Company Class B Preferred Stock were issued and outstanding and (v) 16,688 shares of Company Class C Preferred Stock were issued and outstanding. All of the outstanding shares of Company Common Stock and Company Preferred Stock have been validly issued, and are fully paid, nonassessable and free of preemptive rights. As of April 29, 2003, a total of 4,170,854 shares of Company Class A Common Stock were reserved for issuance pursuant to outstanding Stock Options, and no other shares of Company Class A Common Stock are subject to issuance pursuant to Stock Options or awards of Restricted Shares. Immediately prior to the Effective Time, no shares of Company Class A Preferred Stock or Company Class C Preferred Stock will be outstanding and 25,000 shares of Company Class B Preferred Stock will be outstanding. Set forth in Section 4.2(a) of the Company Disclosure Schedule is a complete and accurate list of the Company Stock Plans and the number of shares of Company Common Stock reserved for issuance pursuant to Stock Options outstanding as of April 29, 2003 under each such Company Stock Plan, and no other shares of Company Common Stock are subject to issuance pursuant to such Company Stock Plans. Since April 29, 2003, no shares of capital stock of the Company have been issued other than pursuant to Stock Options set forth on the Award List, and since April 29, 2003, no Stock Options or Restricted Shares have been granted. Except as set forth above, and as contemplated by Section 2.1, there are no outstanding (i) shares of capital stock (including Restricted Shares) or other voting securities of the Company, (ii) securities of the Company or any of its Subsidiaries convertible into or exchangeable for shares of capital stock or voting securities of the Company, (iii) options or other rights to acquire from the Company or any of its Subsidiaries, or obligations of the Company or any of its Subsidiaries to issue or sell, any capital stock, voting securities or securities convertible into or exchangeable for capital stock or voting securities of the Company, or (iv) equity equivalents, interests in the ownership or earnings of the Company or other similar rights (collectively, "Company Securities"). Other than as contemplated by this Agreement, there are no outstanding obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities.

            (b) All of the outstanding capital stock of, or other ownership interests in, each Subsidiary of the Company, is owned by the Company, directly or indirectly, free and clear of any Lien or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law). All such shares have been validly issued, fully paid and nonassessable, and have been issued free of preemptive rights. There are no outstanding securities of the Company or any of its Subsidiaries convertible into or exchangeable for, no options or other rights to acquire from the Company or any of its Subsidiaries, and no other contract, understanding, arrangement or obligation (whether or not contingent) providing for the issuance or sale, directly or indirectly, of, any capital stock or other ownership interests in, or any other securities of, any Subsidiary of the Company. There are no outstanding equity equivalents, interests in the ownership or earnings or similar rights of any

Subsidiary of the Company. There are no contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any outstanding shares of capital stock or other ownership interests in any Subsidiary of the Company.

            (c) The shares of Company Class A Common Stock constitute the only class of equity securities of the Company or any of its Subsidiaries registered or required to be registered under the Exchange Act. No Subsidiary of the Company owns any capital stock in the Company.

            (d) Other than the Voting Agreement, there are no voting trusts or other agreements or understandings to which the Company or any of its Subsidiaries, or to the Company's Knowledge, any of the Company's stockholders, is a party with respect to the voting of the capital stock of the Company or any of its Subsidiaries.

            (e) To the Company's Knowledge, other than with respect to the Indebtedness set forth in Section 4.2(e) of the Company Disclosure Schedule, there is no Indebtedness of the Company or any of its Subsidiaries existing that contains any material restriction upon, or imposes any material penalty with respect to (i) the prepayment of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or its Subsidiaries, respectively, or (iii) the ability of the Company or its Subsidiaries to grant any of the Liens on its properties or assets contemplated by the Financing Commitment Letters.

            Section 4.3. Authority Relative to this Agreement.

            (a) The Company has all the necessary corporate power and authority to execute and deliver this Agreement and, subject to obtaining Company Stockholder Approval (or if applicable, the Disinterested Stockholder Approval), to consummate the transactions contemplated hereby in accordance with the terms hereof. The execution, delivery and performance of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly and validly authorized by all necessary corporate action, and, except for obtaining the Company Stockholder Approval (or if applicable, the Disinterested Stockholder Approval), no other corporate action or corporate proceeding on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the consummation by it of the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery by Parent and Merger Sub, constitutes a valid, legal and binding agreement of the Company, enforceable against the Company in accordance with its terms, except that such enforcement may be subject to (i) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, affecting creditors' rights generally, and (ii) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or equity).

            (b) (i) The Special Committee has been duly authorized and constituted, and (ii) the Special Committee, at a meeting thereof duly called and held on May 30, 2003, (A) determined that this Agreement, the Related Agreements, the Merger and the Related Transactions are fair to and in the best interests of the Company's stockholders (other than Parent and its Affiliates),
(B) determined that this Agreement, the Related Agreements, the

Merger and the Related Transactions should be approved and declared advisable by the Company Board and (C) resolved to recommend that the Company's stockholders approve and adopt this Agreement and the Merger.

            (c) The Company Board, at a meeting thereof duly called and held on May 30, 2003, based on the recommendation of the Special Committee, (i) determined that this Agreement, the Related Agreements, the Merger and the Related Transactions are fair to and in the best interests of the Company and its stockholders (other than Parent and its Affiliates), (ii) approved and declared advisable this Agreement and the Merger, and (iii) resolved to recommend that the Company's stockholders approve and adopt this Agreement and the Merger.

            Section 4.4. SEC Reports; Financial Statements.

            (a) Since August 1, 2000, the Company has filed with the SEC all forms, reports, schedules, statements and other documents required to be filed by it under the Securities Act and the Exchange Act (any such documents filed since August 1, 2000 and prior to the Closing Date collectively, including all exhibits and schedules thereto and documents incorporated by reference therein, the "Company SEC Documents"). The Company SEC Documents, including any financial statements or schedules included therein, at the time filed, or, in the case of registration statements, on their respective effective dates, (i) complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, as the case may be and (ii) did not at the time filed (or, in the case of registration statements, at the time of effectiveness), contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. No Subsidiary of the Company is required to file any form, report or other document with the SEC pursuant to Section 13 or 15(d) of the Exchange Act. The financial statements included in the Company SEC Documents (the "Financial Statements")
(i) have been prepared from, and are in accordance with, the books and records of the Company and its Subsidiaries, (ii) complied on the date of filing and effectiveness thereof in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto on the date of filing and effectiveness thereof, (iii) have been prepared in accordance with GAAP as in effect as of the dates of such financial statements applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto and, in the case of unaudited statements, as permitted by the rules and regulations of the SEC during the periods involved), and (iv) fairly present in all material respects the consolidated financial position and the consolidated results of operations and cash flows (and changes in financial position, if any) of the Company and its Subsidiaries as of the times and for the periods referred to therein, except that any Financial Statements that are unaudited, interim financial statements were or are subject to normal and recurring year end adjustments which were not and are not expected, individually or in the aggregate, to be material in amount. The representations and warranties set forth in this Section 4.4(a) are made to the Company's Knowledge.

            (b) Except as otherwise available via the SEC's Electronic Data Gathering, Analysis, and Retrieval (EDGAR) service, the Company has heretofore made available to Parent, in the form filed with the SEC (including any amendments thereto), (i) its Annual Reports on Form 10-K for each of its two most recently completed fiscal years, (ii) all definitive proxy statements relating to the Company's meetings of stockholders (whether annual or special) held since March 14, 2000, and (iii) all other reports (other than Quarterly Reports on Form 10-Q) or registration statements filed by the Company with the SEC since March 14, 2000.

            Section 4.5. Proxy Statement. None of the information included in the Proxy Statement will, at the time filed with the SEC, at the time mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which such statements are made, not misleading, except that no representation is made by the Company with respect to statements made in or omitted from the Proxy Statement relating to Parent, FPSH or any of their respective Affiliates based on information supplied by Parent, FPSH or any of their respective Affiliates for inclusion or incorporation by reference in the Proxy Statement. The Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act.

            Section 4.6. Consents and Approvals, No Violations. To the Company's Knowledge, no filing with or notice to, and no permit, authorization, consent or approval of, any federal, state, local or foreign court or tribunal or administrative, governmental, arbitral or regulatory body, agency or authority (a "Governmental Entity"), is required on the part of the Company or any of its Subsidiaries for the execution, delivery and performance by the Company of this Agreement or the Related Agreements or the consummation by the Company of the transactions contemplated hereby or thereby, except (a) pursuant to the applicable requirements of the Securities Act and the Exchange Act, (b) the filing of the Certificate of Merger pursuant to the DGCL, (c) where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Company Material Adverse Effect, and (d) with respect to the Stock Purchase Agreement only, in connection with the requirements of the HSR Act and the rules and regulations in foreign jurisdictions governing antitrust or merger control matters. Neither the execution, delivery and performance of this Agreement or the Related Agreements by the Company, nor the consummation by the Company of the transactions contemplated hereby or thereby will (i) conflict with or result in any breach of any provision of the respective certificate of incorporation or bylaws (or similar governing documents) of the Company or of any its Subsidiaries, (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation, alteration or acceleration, or result in the creation of a Lien on any property or asset of the Company or any of its Subsidiaries, or trigger any rights of first refusal) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is a party or by which any of them or any of their respective properties, capital stock or assets may be bound or result in the loss or impairment of the Company's or any of its Subsidiary's right to use the Company Intellectual Property, Company PVP Certificates or Company Germplasm, or (iii) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company or any of its Subsidiaries or any of their respective properties or assets, except in the case of (ii) or (iii) above for violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 4.7. No Default. To the Company's Knowledge, none of the Company or any of its Subsidiaries is in default, breach or violation (and no event has occurred that with notice or the lapse of time or both would constitute a default, breach or violation) of any term, condition or provision of (a) its certificate of incorporation or bylaws (or similar governing documents), (b) any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which the Company or any of its Subsidiaries is now a party or by which any of them or any of their respective properties or assets may be bound or (c) any order, writ, injunction, decree, law, statute, rule or regulation applicable to the Company, any of its Subsidiaries or any of their respective properties or assets, except in the case of (b) or (c) above for violations, breaches or defaults that would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 4.8. No Undisclosed Liabilities; Absence of Changes.

            (a) Except (i) for liabilities incurred since September 30, 2002 in the ordinary course of business consistent with past practice, or (ii) for liabilities and obligations reasonably required by the Merger or any other transactions contemplated by this Agreement or the Related Agreements, neither the Company nor any of its Subsidiaries has, or has incurred since September 30, 2002, any material liabilities or obligations of any nature, whether or not absolute, accrued, contingent or otherwise, that would be required to be reflected or reserved against on a consolidated balance sheet, or in the notes thereto, of the Company and its Subsidiaries prepared in accordance with GAAP.

            (b) Other than as reasonably required by this Agreement and the Related Agreements, to the Company's Knowledge, (i) since September 30, 2002 and prior to the date hereof, the Company and its Subsidiaries have conducted their businesses in the ordinary course of business consistent with past practice, and
(ii) since December 27, 2002 and prior to the date hereof, the Company has not taken any of the actions set forth in paragraphs (a) through (q) of Section 6.3.

            (c) Since September 30, 2002, there has not been any Company Material Adverse Effect.

            Section 4.9. Compliance with Applicable Law. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect: (a) the Company and its Subsidiaries hold all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities necessary for them to own, lease or operate their properties and assets and to carry on their businesses as now conducted ("Company Permits"); (b) there has not occurred any default under, or violation of, or failure of compliance under, any such Company Permit; (c) the businesses of the Company and its Subsidiaries are not being, and have not been, conducted in violation of any law, ordinance, regulation, order, judgment, injunction, writ or decree of any Governmental Entity; and (d) there is (and during the past two years, there has been) no claim, action, proceeding, review or investigation pending or threatened against the Company or any Subsidiary of the Company or any of their respective products by, on behalf of or before any Governmental Entity.

            Section 4.10. Employee Benefit Matters.

            (a) Section 4.10(a) of the Company Disclosure Schedule sets forth a complete list of all material employee, consultant or director benefit plans, arrangements or agreements, including any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any material bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, termination, indemnity, employment, change of control or fringe benefit plan, program, arrangement or agreement that provides benefits to any current or former employee or director of the Company or any of its Subsidiaries or any beneficiary or dependent thereof or with respect to which the Company or any of its Subsidiaries could have a material liability (collectively, the "Benefit Plans"). The Company has made available to Parent for each Benefit Plan, if applicable, true and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plan, a description thereof) and any amendment thereto, (ii) the most recent summary plan description (or similar document), (iii) the most recent Annual Reports (Form 5500 Series) and accompanying schedules, if any, (iv) the most recent actuarial report, and (v) the most recent determination letter from the IRS (if applicable).

            (b) Section 4.10(b) of the Company Disclosure Schedule contains a complete and accurate list of all Key Employees, setting forth their respective names, current positions, salaries and target bonuses.

            (c) (i) Each Benefit Plan has been maintained and administered in material compliance with its terms and with all applicable laws including ERISA and the Code; (ii) each Benefit Plan intended to be qualified under Section 401(a) of the Code is so qualified and has been determined by the IRS to be so qualified, and, to the Company's Knowledge, no event has occurred that could reasonably be expected to adversely affect the qualified status of such Benefit Plan; (iii) neither the Company nor any of its Subsidiaries has incurred or is reasonably likely to incur any material liability or penalty under Sections 4975 or 4976 of the Code or Sections 409 or 502(i) of ERISA; (iv) there are no pending, or to the Company's Knowledge threatened, claims against or otherwise involving any of the Benefit Plans (other than routine claims for benefits); (v) no Benefit Plan is under audit or investigation by the IRS, the Department of Labor or the PBGC, and no such audit or investigation is pending or, to the Company's Knowledge, threatened; (vi) all contributions or other payments required to be made, as well as all required filings with Governmental Entities required to be made, as of the date of this Agreement to or pursuant to the Benefit Plans with respect to the Company or any of its Subsidiaries have been made; (vii) neither the Company nor any entity under "common control" with the Company within the meaning of Sections 414(b), (c), (m) or (o) of the Code or
Section 4001 of ERISA (an "ERISA Affiliate") has at any time contributed to, or been required to contribute to, any "pension plan" (as defined in Section 3(2) of ERISA) that is subject to Title IV of ERISA or Section 412 of the Code, including any "multi-employer plan" (as defined in Sections 3(37) and 4001(a)(3) of ERISA); (viii) none of the Company and its Subsidiaries nor any ERISA Affiliates has incurred any "withdrawal liability" (as defined in Part I of Subtitle E of Title IV of ERISA) that has not been satisfied in full; (ix) neither the Company nor any of its Subsidiaries has any obligation for retiree health or life benefits, other than benefits mandated by applicable law; (x) the Company or its Subsidiaries may amend or terminate any of the Benefit

Plans without incurring any material liability thereunder; (xi) all amounts of deferred compensation benefits under any Benefit Plan have been properly accrued on the Financial Statements of the Company and its Subsidiaries to the extent required under GAAP; and (xii) each Benefit Plan which is an "employee welfare benefit plan" within the meaning of Section 3(1) of ERISA is either insured pursuant to a contract of insurance whereby the insurance company bears any risk of loss with respect to such claims or covered under a contract with a health maintenance organization (an "HMO") pursuant to which the HMO bears the liability for such claims.

            (d) The consummation of the transactions contemplated by this Agreement and the Related Agreements will not (either alone or upon the occurrence of any additional or subsequent events) (i) constitute an event under any Benefit Plan, trust, or loan that will or may result in any payment (whether of severance pay or otherwise), acceleration, forgiveness of indebtedness, vesting, distribution, increase in benefits or obligation to fund benefits with respect to any current or former employee, officer, consultant or director of the Company or any Subsidiary, or (ii) result in the triggering or imposition of any restrictions or limitations on the right of the Company or Parent to amend or terminate any Benefit Plan and receive the full amount of any excess assets remaining or resulting from such amendment or termination, subject to applicable taxes. No payment or benefit which has been made or will or may be made by the Company, any of its Subsidiaries, Parent or any of its Affiliates with respect to any employee, officer or director of the Company or its Subsidiaries (a "Compensation Payment") will be characterized as an "excess parachute payment," within the meaning of Section 280G(b)(1) of the Code, no amount of any Compensation Payment or benefit will fail to be deductible by the Company by reason of Section 162(m) of the Code, and no deduction that the Company has taken on any previously filed Tax return would reasonably be expected to be challenged as non-deductible pursuant to Section 162(m) of the Code.

            (e) No Benefit Plan is or has been subject to Title IV or Section 302 of ERISA or Sections 412 or 4971 of the Code.

            (f) There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of the Company or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither the Company nor any of its Subsidiaries, nor any of their respective ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. "Controlled Group Liability" means any and all liabilities (i) under Title IV of ERISA, (ii) under
Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of
Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations, other than such liabilities that, in each case, arise solely out of, or relate solely to, the Benefit Plans listed in Section 4.10(a) of the Disclosure Schedule.

            (g) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with such laws and all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved, are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

            (h) The Company acknowledges that Merger Sub has entered into certain employment-related agreements (the "Employment Agreements"), dated as of the date hereof, with the employees listed on Schedule 4.10(h) (the "Employees"), which are intended to supersede the Employees' existing employment agreements at the Effective Time. The Company confirms and acknowledges that (i) the Special Committee has been apprised of the material terms of the Employment Agreements and, by approving this Agreement, has authorized the Company to consent to permit the Employees to enter into the Employment Agreements (which the Company hereby does) and (ii) by entering into the Employment Agreements and performing their obligations thereunder, no Employee will be deemed to be in violation of his employment agreement listed on Schedule 4.10(h), and that neither Parent nor Merger Sub shall be deemed to be interfering with any contractual rights of the Company or the Company's relationship with the Employees.

            Section 4.11. Labor Matters.

            (a) (i) There is no labor strike, dispute, slowdown, stoppage or lockout of any material nature pending, or, to the Company's Knowledge, threatened against or affecting the Company or any of its Subsidiaries and during the immediately preceding three years there has not been any such action.

            (ii) Section 4.11(a)(ii) of the Company Disclosure Schedule sets forth a complete and accurate list of all collective bargaining or similar agreements with any labor organization, or work rules or practices agreed to with any labor organization or employee association by the Company or any of its Subsidiaries.

            (iii) There are no material complaints, lawsuits or other proceedings pending or, to the Company's Knowledge, threatened in any forum by or on behalf of any present or former employee, consultant, officer or director of the Company or any of its Subsidiaries, any applicant for employment or classes of the foregoing alleging breach by the Company or its Subsidiaries of any express or implied contract of employment, any laws governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

            (b) The Company and its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act (the "WARN Act") and any similar state, local or foreign law or regulation, as applicable. There has not occurred a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or its Subsidiaries during the 90-day period prior to the date of this Agreement.

            (c) Section 4.11(c) of the Company Disclosure Schedule sets forth a complete and accurate list of all collective bargaining or similar agreements which were in place as of September 30, 2002, but have since been materially modified, renewed, renegotiated or superceded by one or more of the collective bargaining or similar agreements set forth in Section 4.11(a)(ii) of the Company Disclosure Schedule, none of which has resulted in a material increase in cost on an annual basis to the Company or its Subsidiaries under such modified, renewed, renegotiated or superseding agreement.

            Section 4.12. Intellectual Property.

            (a) Section 4.12(a) of the Company Disclosure Schedule sets forth,
(i) a complete and accurate list of all (A) patents and patent applications, (B) trademark and service mark registrations and applications, and (C) copyright registrations and applications for copyright registrations, currently owned by the Company or its Subsidiaries, in whole or in part, including jointly with others, in each case, in (1) Australia, Benelux, Brazil, Canada, Hungary, Japan, South Korea, Mexico, Morocco, New Zealand, the United Kingdom, the United States, as well as CTM and Madrid protocol jurisdictions, and (2) all other countries and jurisdictions (except, with respect to this clause (2), as would not, individually or in the aggregate, have a Company Material Adverse Effect),
(ii) the corporate names under which the Company or its Subsidiaries conduct business, (iii) the domain names currently owned by the Company or its Subsidiaries, (iv) all of the certificates of plant variety protection currently owned by the Company or its Subsidiaries ("Company PVP Certificates") and all applications by the Company or any of its Subsidiaries for certificates of plant variety protection; and (v) a list of all products sold by the Company and its Subsidiaries as of the date hereof.

            (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Company or one of its Subsidiaries (i) owns or has the right to use all Company Intellectual Property, free and clear of all Liens, other than Permitted Liens, and (ii) owns and possesses all right, title and interest in and to, or possesses the valid right to use, in the manner used by the Company and its Subsidiaries, all Company Germplasm and Company PVP Certificates.

            (c) To the Company's Knowledge, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, (i) no Person has a right to receive from the Company any royalty or similar payment in respect of any item of Company Intellectual Property or Company Germplasm or Company PVP Certificate pursuant to any contractual or other arrangements entered into by the Company or any of its Subsidiaries, (ii) no former or present employees, officers, directors or Affiliates of the Company hold any right, title or ownership interest, directly or indirectly, in whole or in part, in or to any Company Intellectual Property, Company PVP Certificate or Company Germplasm, (iii) except under confidentiality obligations, there has been no disclosure by the Company or any of its Subsidiaries of any confidential information or trade secrets or other proprietary information, and (iv) the Company and its Subsidiaries, as applicable, have taken reasonable steps to enforce the agreements that have been entered into by the Company's and its Subsidiaries' employees, consultants, contractors and other entities for ownership and confidentiality of the Company Intellectual Property, the Company PVP Certificates and the Company Germplasm. To the Company's Knowledge, except as would not have, individually or in the aggregate, a Company Material Adverse Effect, each current employee or consultant of the Company or any of its U.S. Subsidiaries who is a breeder and who has created Company Intellectual Property has executed an agreement with provisions covering ownership and confidentiality of the Company Intellectual Property (including, where applicable, Company Germplasm) and Company PVP

Certificates. With respect to current employees or consultants of the Company or its Subsidiaries who are not covered by the immediately preceding sentence, to the Company's Knowledge, their failure to execute an agreement with provisions covering ownership and confidentiality of the Company Intellectual Property (including where applicable, Company Germplasm) and Company PVP Certificates, will not individually or in the aggregate have a Company Material Adverse Effect.

            (d) To the Company's Knowledge, (i) the conduct of the business of the Company and its Subsidiaries as currently conducted (including the use of, or reliance upon, the Company Intellectual Property, the Company PVP Certificates and the Company Germplasm) does not infringe upon any intellectual property rights or any certificate of plant variety protection owned or controlled by any Person, except, as would not, individually or in the aggregate, have a Company Material Adverse Effect, (ii) there are no material claims or suits pending or threatened, and neither the Company nor any of its Subsidiaries has received notice of any such material claim or suit (A) alleging that the conduct of the business of the Company or any of its Subsidiaries infringes upon or constitutes the unauthorized use of the proprietary rights (including with respect to any certificate of plant variety protection or any germplasm) of any Person or (B) challenging the ownership, use, validity or enforceability of the Company Intellectual Property, Company PVP Certificates or Company Germplasm, (iii) no material Company Intellectual Property or Company PVP Certificate is being violated or infringed upon by any Person, and (iv) there are no settlements, consents, judgments, orders or other agreements which restrict the Company's or any of its Subsidiary's rights to use any material Company Intellectual Property, material Company PVP Certificate or material Company Germplasm.

            (e) Except as would not individually, or in the aggregate, have a Company Material Adverse Effect, to the Company's Knowledge the Company and its Subsidiaries are in compliance with all requirements (including payment of filing, examination, or maintenance fees and proofs of working or use) relating to the maintenance of registrations of the Company Intellectual Property.

            (f) Solely for the purposes of this Section 4.12, "Company's Knowledge" means the actual knowledge, after reasonable inquiry, of Eujenio Najera, Bruno Ferrari, C. Edward Green, Jose Manuel Madero, Gaspar Alvarez, Oscar Velasco, Salvador Alanis, Cristobal Cardenas, Enrique Osorio, Franco Campana, Jean Pierre Posa, Juliet Ream, Patrick Turner, Steve Witt, Keith Redenbaugh and Thomas Kramer.

            Section 4.13. Taxes. The Company and its Subsidiaries have filed all material Tax Returns that are required by applicable laws to be filed by them, and such Tax Returns are complete and accurate in all material respects. Neither the Company nor any of its Subsidiaries currently is the beneficiary of any extension of time within which to file any such material Tax Return. The Company and its Subsidiaries have paid all material Taxes which have or may become due and payable (whether or not shown on any Tax Return), other than those Taxes being contested in good faith through appropriate proceedings for which provision has been made in accordance with GAAP on the most recent consolidated balance sheet of the Company set forth in the Financial Statements. All material Taxes which the Company and its Subsidiaries are required by law to withhold and collect at or prior to Closing (including any such Taxes arising in connection with the transactions contemplated by Article II or Article III) have been, or will have been, duly withheld, collected and paid over, in each case, in a timely manner, to the proper taxing authorities to the extent due and payable. The Company and its Subsidiaries have not executed any waiver to extend, or otherwise taken or failed to take any action that would have the effect of extending, the applicable statute of limitations in respect of any material Tax liabilities of the Company or any of its Subsidiaries for the taxable years prior to and including the most recent taxable year. Neither the Company nor any of its Subsidiaries (or any predecessor thereto) is a "consenting corporation" within the meaning of Section 341(f) of the Code. None of the Company or any of its Subsidiaries (a) has been a member of any consolidated, combined or unitary group (other than with the Company and its Subsidiaries) for Tax purposes, or
(b) has any material liability for the Taxes of any other Person (other than the Company and its Subsidiaries) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor, by contract or otherwise. The Company and its Subsidiaries are not a party to any tax sharing agreement or arrangement (other than with the Company and its Subsidiaries). No material liens or encumbrances for Taxes exist with respect to any of the assets or properties of the Company or any of its Subsidiaries, except for statutory liens for Taxes not yet due or payable or that are being contested in good faith through appropriate proceedings. All of the U.S. federal income Tax Returns filed by or on behalf of each of the Company and its Subsidiaries have been examined by and settled with the IRS, or the statute of limitations with respect to the relevant Tax liability expired, for all taxable periods ending on or before September 30, 1995. All Taxes due with respect to any completed and settled audit, examination or deficiency litigation with any taxing authority have been paid in full. There is no audit, examination, deficiency, or refund litigation pending with respect to any material Taxes and no taxing authority has given written notice of the commencement of (or its intent to commence) any audit, examination or deficiency litigation with respect to any material Taxes. No closing agreements, private letter rulings, technical advice memoranda or similar agreements or rulings have been entered into or issued by any taxing authority with respect to the Company or any of its Subsidiaries. There are no outstanding assessments, claims or deficiencies for any material Taxes of the Company or any of its Subsidiaries that have been proposed, asserted or assessed, in each case in writing. None of the Company or any Subsidiary has been a U.S. real property holding corporation within the meaning of Section 897(c)(2) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code. The Company and its Subsidiaries had net operating loss carryforwards reflected on its consolidated U.S. federal income Tax Return for the taxable year ended September 30, 2002 totaling not less than $84 million and the fiscal unit represented by three Dutch subsidiaries of the Company is expected to have net operating loss carryforwards reflected on its Dutch income Tax Return for such taxable year totaling not less than E32.6 million (the U.S. and Dutch net operating loss carryforwards together, the "NOL Carryforwards"), which NOL Carryforwards are subject to adjustment as a result of current or future audits by appropriate taxing authorities. Except as may result from this Agreement or the Related Agreements, or the transactions contemplated hereby or thereby, none of the NOL Carryforwards is currently subject to limitation under Section 382 of the Code or Treasury Regulations Section 1.1502-15 or -21 (or any comparable provisions of Dutch tax law) or otherwise. Neither the Company nor any of its Subsidiaries has constituted a "distributing corporation" or a "controlled corporation" within the meaning of Section 355(a)(1)(A) of the Code in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code.

            Section 4.14. Absence of Litigation. There are no suits, claims, actions, proceedings or investigations pending or, to the Company's
Knowledge, threatened against,
affecting or involving the Company or any of its Subsidiaries, or any properties of the Company or any of its Subsidiaries, before any Governmental Entity, except as would not, individually or in the aggregate, have a Company Material Adverse Effect. Neither the Company nor any of its Subsidiaries, nor any of their respective properties or assets, is subject to any order, writ, judgment, injunction, decree, determination or award which has or would have, individually or in the aggregate, a Company Material Adverse Effect.

            Section 4.15. Material Contracts.

            (a) To the Company's Knowledge and except for contracts filed as exhibits to the Company's Annual Report on Form 10-K for the year ended September 30, 2002 (the "Company 2002 10-K"), Section 4.15(a) of the Company Disclosure Schedule lists, as of the date hereof, each of the following contracts and agreements (including oral agreements) of the Company and each of its Subsidiaries (such contracts and agreements, together with all contracts and agreements disclosed in Section 4.15(a) of the Company Disclosure Schedule or filed as exhibits to the Company 2002 10-K, being "Material Contracts"):

            (i) each contract, agreement and other arrangement for the purchase of inventory, spare parts, other materials or personal property with any supplier or for the furnishing of services to the Company and each of its Subsidiaries or otherwise related to the businesses of the Company and each of its Subsidiaries, other than purchase orders in the ordinary course of business consistent with past practice, under the terms of which the Company or any of its Subsidiaries: (A) is likely to pay or otherwise give consideration of more than $200,000 in the aggregate during the calendar year ended December 31, 2003; or (B) is likely to pay or otherwise give consideration of more than $1,000,000 in the aggregate over the remaining term of such contract;

            (ii) each contract, agreement and other arrangement for the sale of inventory or other property or for the furnishing of services by the Company or any of its Subsidiaries, other than purchase orders in the ordinary course of business consistent with past practice, that: (A) is likely to involve consideration of more than $200,000 in the aggregate during the calendar year ended December 31, 2003; or (B) is likely to involve consideration of more than $1,000,000 in the aggregate over the remaining term of the contract;

            (iii) all material broker, distributor, dealer, manufacturer's representative, franchise, agency, sales promotion, market research, marketing, consulting and advertising contracts and agreements to which the Company or any of its Subsidiaries is a party;

            (iv) all management contracts and contracts with independent contractors or consultants (or similar arrangements) to which the Company or any of its Subsidiaries is a party and which are not cancelable without penalty or further payment in excess of $200,000 and without more than 90 days' notice;

            (v) all contracts and agreements relating to Indebtedness of the Company or any of its Subsidiaries or to any direct or indirect guaranty by the Company or any of its Subsidiaries of Indebtedness of any other Person, other than any such contracts or agreements as do not involve more than $100,000 individually or $500,000 in the aggregate;

            (vi) all material contracts, agreements, commitments, written understandings or other arrangements with any Governmental Entity, to which the Company or any of its Subsidiaries is a party;

            (vii) all contracts and agreements containing any provision or covenant limiting or purporting to limit the ability of the Company or any of its Subsidiaries in any material respect to (i) sell any products or services of or to any other Person, (ii) engage in any line of business or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

            (viii) all material contracts or arrangements between the Company or any of its Subsidiaries, on the one hand, and any director, officer, employee, stockholder or Affiliate (or any of their respective Affiliates), on the other hand;

            (ix) all Real Property Leases;

            (x) all material license agreements under which the Company or any of its Subsidiaries has granted or received the right to use any Company Intellectual Property (other than licenses for readily available commercial software) or Company Germplasm; and

            (xi) all other contracts and agreements, whether or not made in the ordinary course of business, which are material to the Company and its Subsidiaries, taken as a whole, or the conduct of the business of the Company and its Subsidiaries, taken as a whole, or the absence of which would, in the aggregate, have a Company Material Adverse Effect.

            (b) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Material Contract: (i) is legal, valid and binding on the Company or its respective Subsidiary party thereto and, to the Company's Knowledge, the other parties thereto, and is in full force and effect and (ii) upon consummation of the transactions contemplated by this Agreement and the Related Agreements, shall be in full force and effect without penalty or other adverse consequence. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries is in breach of, or default under, any Material Contract. Neither the Company nor any Subsidiary has received any written or, to the Company's Knowledge, oral notice of a material default (which has not been cured), offset or counterclaim under any Material Contract, or any other written or, to the Company's Knowledge, oral communication calling upon it to comply with any provision of any Material Contract or asserting noncompliance therewith or asserting the Company or any Subsidiary has waived or altered its rights thereunder, nor has the Company or any Subsidiary received any written or, to the Company's Knowledge, oral notice that any party to any Material Contract intends or is threatening to terminate or fail to exercise any renewal or extension of any Material Contract.

            (c) No other party to any Material Contract is, to the Company's Knowledge, in material breach thereof or default thereunder.

            (d) There is no contract, agreement or other arrangement granting any Person any preferential right to purchase any of the material real or personal properties or assets of the

Company or any of its Subsidiaries, other than inventory in the ordinary course of business consistent with past practice.

            Section 4.16. Insurance. To the Company's Knowledge, the Company and its Subsidiaries have in full force and effect the material policies of fire, liability, errors and omissions and other forms of insurance listed in Section
4.16 of the Company Disclosure Schedule (such policies, the "Insurance Policies"), all of which policies have previously been provided to Parent. To the Company's Knowledge, the Insurance Policies are in full force and effect, and no notice of cancellation or non-renewal has been received by the Company or any of its Subsidiaries with respect to any Insurance Policy that has not been cured by the payment of premiums that are due. To the Company's Knowledge, the Company and its Subsidiaries have complied in all material respects with the terms and provisions of the Insurance Policies. The Company or one of its Subsidiaries is the primary party to each such Insurance Policy. To the Company's Knowledge, since January 1, 2001, none of the insurers of the Company or any of its Subsidiaries has rejected or plans to reject, any insurance claim of the Company or its Subsidiaries in excess of $100,000.

            Section 4.17. Environmental Laws and Regulations.

            (a) To the Company's Knowledge, (i) the Company and each of its Subsidiaries is in compliance with all Environmental Laws, except for such non-compliance that individually or in the aggregate would not have a Company Material Adverse Effect, which compliance includes the possession by the Company and its Subsidiaries of all permits and other governmental authorizations required under applicable Environmental Laws, and compliance with the terms and conditions thereof; (ii) during the immediately preceding four years, neither the Company nor any of its Subsidiaries has received written or oral notice of, or is the subject of, any action or threatened action, cause of action, claim, investigation, demand or notice by any Person alleging material liability (including as a result of non-compliance) under any Environmental Law (an "Environmental Claim") including relating to the business of the Company or any of its Subsidiaries or relating to any contractor, subcontractor or agent of the Company or any of its Subsidiaries or relating in any way to any facilities, locations, or business previously owned, leased or operated by or on behalf of the Company or any of its Subsidiaries; (iii) there are no conditions or circumstances that are reasonably likely to result in any material liability of the Company or any of its Subsidiaries under any Environmental Law or prevent or interfere with any such compliance thereunder in the future, including relating to any contractor, subcontractor or agent of the Company or any of its Subsidiaries or relating to the business of the Company or any of its Subsidiaries, or relating in any way to any facilities, locations, or business previously owned, leased or operated by or on behalf of the Company or any of its Subsidiaries; (iv) none of the properties owned or operated by the Company or any of its Subsidiaries contains any Hazardous Substance in amounts exceeding the levels permitted by applicable Environmental Laws, except for matters that are not reasonably likely to give rise to any material liability for the Company or any of its Subsidiaries, and (v) no Hazardous Substances has been disposed of, released or transported in violation of any applicable Environmental Law from any of the properties owned or operated by the Company or any of its Subsidiaries, except for matters that are not reasonably likely to give rise to any material liability for the Company or any of its Subsidiaries. There are no permits or other governmental authorizations held by the Company or any of its Subsidiaries or required for the Company's business that are required to be transferred or reissued, or that are otherwise prohibited from being transferred or reissued, pursuant to any Environmental Laws as a result of the transactions contemplated by this Agreement or the Related Agreements, except for those the failure of which to possess would not, individually or in the aggregate, have a Company Material Adverse Effect. To the Company's Knowledge, the Company has provided to Parent all environmental assessments, reports, data, results of investigations, or compliance or other environmental audits conducted by or for the Company or any of its Subsidiaries, or otherwise relating to the Company's or any Subsidiary's business or properties (owned, leased or operated) in the possession or control (direct or indirect) of the Company or any of its Subsidiaries. For purposes of this Section 4.17(a) only, the term "material liability" shall mean any liability in excess of $100,000.

            (b) There are no Environmental Claims that would, individually or in the aggregate, have a Company Material Adverse Effect that are pending or, to the Company's Knowledge, threatened against the Company or any of its Subsidiaries or, to the Company's Knowledge, against any Person whose liability for any Environmental Claim the Company or any of its Subsidiaries has or is reasonably likely to have been retained or assumed either contractually or by operation of law.

            (c) The only representations and warranties given in respect of environmental matters and agreements relating thereto are those contained in this Section 4.17 and none of the other representations and warranties shall be deemed to constitute, directly or indirectly, a representation or warranty in respect of environmental matters or agreements relating thereto.

            (d) The disclosures made in Section 4.17 of the Company Disclosure Schedule and the matters identified in Section 4.17 of the Company Disclosure
Schedule in the document entitled Addendum to Environmental Health and Safety Documents (excepting therefrom the matters identified in Section 4.17 of the Company Disclosure Schedule in the document entitled Environmental Health and Safety Documents) would not, individually or in the aggregate, have a Company Material Adverse Effect.

            Section 4.18. Title to Real Properties; Encumbrances.

            (a) Section 4.18(a)(i) of the Company Disclosure Schedule sets forth a complete and accurate list of all real property (including land, buildings and other improvements) and interests in real property owned by the Company or its Subsidiaries (the "Owned Real Property"), including, for each parcel of Owned Real Property, a description thereof, including the approximate size and use of the property. Section 4.18(a)(ii) of the Company Disclosure Schedule also sets forth a complete and accurate list of all real property leased, subleased or otherwise occupied by the Company or its Subsidiaries (the "Leased Real Property"), which description shall include (for all Leased Real Property) a list of all leases and subleases (and amendments and modifications) pertaining thereto and approximate size of the premises leased thereunder, and the use of such premises. The Owned Real Property and the Leased Real Property shall be hereinafter collectively referred to as the "Real Property." The Company or its Subsidiaries has good and valid fee or leasehold title (as the case may be) to the Real Property, free and clear of all Liens, other than Permitted Liens. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, the Permitted Liens do not and will not impair or adversely affect the value of any Real Property, the current or contemplated (the term "contemplated," as used in this Section 4.18(a), meaning contemplated or planned prior to the Closing Date) use, occupancy or operation thereof, or the business, operations or condition (financial or otherwise) of the Company or any of its Subsidiaries. All aspects of the Real Property are in compliance in all respects with any and all restrictions and other provisions included in the Permitted Liens, and there are no matters which create, or which with notice or the passage of time would create, a default under any of the documents evidencing the Permitted Liens, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (b) The Real Property constitutes, in the aggregate, all of the real property used to conduct the business of the Company and its Subsidiaries in the manner conducted prior to the date hereof. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all buildings, structures, improvements and fixtures located on, under, over or within each of the Real Properties and all other aspects of each of the Real Properties: (i) are in good operating condition and repair and are structurally sound and free of any material defects, with no material alterations or repairs being required thereto under applicable law or insurance company requirements; (ii) consist of sufficient land and improvements and lawful means of access and utility service to permit the use thereof in the manner and for the purposes to which they are presently devoted or to which they are contemplated to be devoted; and (iii) are located adjacent to public roads or streets with adequate ingress and egress available between such roads or streets and such Real Property for all purposes related to the current operations of the Company and its Subsidiaries and are otherwise suitable and adequate for their current use, operation and occupancy.

            (c) There are no pending or, to the Company's Knowledge, threatened material proceedings regarding the amount of the Taxes on, or the assessed valuation of, any Real Property, or relating to eminent domain or the condemnation of any portion of the Real Property, or impact fees, special assessments or similar matters with respect thereto. To the Company's Knowledge, no such action or proceeding is contemplated.

            (d) To the Company's Knowledge, all certificates, permits, variances or licenses from any Governmental Entity having jurisdiction over any of the Real Property and all agreements, easements or other rights that are necessary to permit the lawful use and operation of the buildings and improvements, in the manner such buildings and improvements are used and operated on any of the Real Property have been obtained and are in full force and effect and there is no pending threat of modification or cancellation of any of same, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.

            (e) To the Company's Knowledge, all of the Real Property Leases are valid, binding and in full force and effect. True and complete copies of the Real Property Leases have previously been delivered to Parent, including all amendments or modifications thereof and all side letters or other instruments affecting the obligations of any party thereunder. The lessee (identified in Section 4.18(a)(ii) of the Company Disclosure Schedule) under each Real Property Lease is now in possession of the Leased Real Property. There is no pending or, to the Company's Knowledge, threatened suit, action or proceeding that might interfere with the quiet enjoyment of each tenant. There are no outstanding defaults or circumstances that, upon the giving of notice or passage of time or both, would constitute a default or breach by either party under any Real Property Lease. The Company and its Subsidiaries have not assigned, mortgaged, pledged or otherwise encumbered, in any material manner, their interest, if any, under any Real Property Lease. Between the date hereof and the Closing, the Company or its Subsidiaries will exercise within the time prescribed in each Real Property Lease any option provided therein to extend or renew the term thereof, (i) so long as such Real Property Lease is still necessary for the conduct of the business of the Company and its Subsidiaries as conducted during the fiscal year ended September 30, 2002 and (ii) since such time an alternate lease has not been entered into with terms, in the aggregate, generally not less favorable to the Company or its Subsidiaries. As used herein, the term "lease" shall also include subleases, the term "lessor" shall also include any sublessor, and the term "lessee" shall also include any sublessee.

            Section 4.19. Tangible Personal Property; Sufficiency of Assets.

            (a) The Company and its Subsidiaries have good and valid title, free and clear of all Liens (other than Permitted Liens), to all tangible personal property that they use in the operation of the business of the Company and its Subsidiaries, including all such tangible personal property reflected in the Company Balance Sheet as being owned by the Company and its Subsidiaries, except for such tangible personal property disposed of to third parties since September 30, 2002 in the ordinary course of business, consistent with past practice and which disposals would not, individually or in the aggregate, have a Company Material Adverse Effect. The tangible personal property of the Company and its Subsidiaries is generally in good working order, reasonable wear and tear excepted, and is suitable for the use for which it is intended in all material respects.

            (b) Upon consummation of the Merger and the Related Transactions, the Company and its Subsidiaries will own or have valid rights to use all of the rights, facilities, assets, properties and interests which are used in, and are sufficient for, the operation of the business of the Company and its Subsidiaries in the manner in which such business was conducted during the fiscal year ended September 30, 2002 and since such time in all material respects.

            Section 4.20. Affiliate Transactions.

            (a) To the Company's Knowledge, no Affiliate of Parent owns or has any interest in any material tangible personal property, Real Property or intangible personal property used in conducting the business of the Company and its Subsidiaries in the manner in which such business was conducted during the fiscal year ended September 30, 2002 and since such time in all material respects;

            (b) Other than for compensation as an employee of the Company payable in the ordinary course of business consistent with past practice and except as reflected in the Company SEC Documents, to the Company's Knowledge, no Affiliate of Parent has entered into any transactions with the Company or its Subsidiaries that are required to be disclosed in the Company SEC Documents;

            (c) To the Company's Knowledge, upon consummation of the transactions contemplated by Section 2.1, there will be no outstanding loans or other similar advances due and owing to Parent or its Affiliates by the Company or any of its Subsidiaries; and

            (d) To the Company's Knowledge, (i) no Affiliate of Parent provides, or causes to be provided to the Company or any of its Subsidiaries any rights, interests, assets, facilities, properties, goods or services, and (ii) neither the Company nor any of its Subsidiaries provides, or causes to be provided, to an Affiliate of Parent any rights, interests, assets, facilities, properties, goods or services.

            Section 4.21. Suppliers and Customers. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, since September 30, 2002, no licensor, vendor, supplier, grower, licensee or customer of the Company or any of its Subsidiaries has canceled or otherwise modified its relationship with the Company or its Subsidiaries and, to the Company's Knowledge, no such Person has notified the Company of its intention to do so.

            Section 4.22. Information in Financing Documents. None of the information supplied or to be supplied by the Company for the purpose of inclusion or incorporation by reference in any syndication and other materials to be delivered to potential financing sources in connection with the transactions contemplated by this Agreement (the "Financing Documents") will, at the date delivered, contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            Section 4.23. State Takeover Statute Inapplicable. The Company Board and the Special Committee have approved this Agreement and the Related Agreements and the transactions contemplated hereby and thereby as required under any applicable state takeover laws so that any such state takeover laws (including the prohibitions under Section 203 of the DGCL) will not apply to this Agreement or the Related Agreements or any of the transactions contemplated hereby or thereby.

            Section 4.24. Brokers. Other than Merrill Lynch & Co. (a true and complete copy of whose engagement agreement has been delivered to Parent), no broker, finder, investment banker or other intermediary is or might be entitled to any brokerage, finders' or other fee or commission in connection with the transactions contemplated by this Agreement or the Related Agreements based upon arrangements made by or on behalf of the Company.

            Section 4.25. Opinion of Financial Advisor. Merrill Lynch & Co. has delivered its opinion to the Special Committee to the effect that, as of the date of such opinion, the consideration to be received in the Merger by the holders of Company Common Stock (other than Parent and its Affiliates) is fair from a financial point of view to such holders.

            Section 4.26. Company Information. The Company has provided Parent and Merger Sub with all information so as to be responsive to each of the representations and warranties set forth in Article IV. In furtherance of the foregoing, the Company represents that it has not withheld any information required by the representations and warranties set forth in Article IV.

                                    ARTICLE V

             REPRESENTATIONS AND WARRANTIES OF PARENT AND MERGER SUB

      Parent and Merger Sub hereby represent and warrant to the Company as follows:

            Section 5.1. Organization. Each of Parent and Merger Sub is duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate or similar power and authority to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such corporate or similar power and authority would not, individually or in the aggregate, have a Parent Material Adverse Effect. Each of Parent and Merger Sub was formed solely for the purpose of engaging in the transactions contemplated by this Agreement and the Related Agreements. Other than Parent's 100% ownership interest in Merger Sub, on the date hereof, neither Parent, nor Merger Sub owns any equity, debt or similar interest in any Person. Parent and Merger Sub have delivered to the Company accurate and complete copies of the certificate of incorporation and bylaws (or other governing documents), as currently in effect, of Parent and Merger Sub. Merger Sub has not engaged in any activities, owned any assets or been subject to any liabilities, except as is necessary to effect the Merger.

            Section 5.2. Authority Relative to this Agreement. Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Related Agreements and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the members (including the managing member) of Parent and by the board of directors of Merger Sub, and no other corporate or similar proceedings on the part of Parent or Merger Sub are necessary to authorize this Agreement or the Related Agreements or to consummate the transactions contemplated hereby or thereby. This Agreement and the Related Agreements have been duly and validly executed and delivered by each of Parent and Merger Sub and, assuming due and valid authorization, execution and delivery by the other parties thereto, constitute valid, legal and binding agreements of each of Parent and Merger Sub, enforceable against each of Parent and Merger Sub in accordance with their terms, except that such enforcement may be subject to (a) any bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or other laws, now or hereafter in effect, affecting creditors' rights generally, and (b) the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding of law or equity).

            Section 5.3. Consents and Approvals; No Violations. Except for filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the Securities Act, the Exchange Act, any applicable antitrust or trade regulation laws, state securities or blue sky laws, and the filing and recordation of the Certificate of Merger as required by the DGCL, no filing with or notice to, and no permit, authorization, consent or approval of, any Governmental Entity is necessary for the execution and delivery by Parent and Merger Sub of this Agreement or the Related Agreements or the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby, except where the failure to obtain such permits, authorizations, consents or approvals or to make such filings or give such notice would not, individually or in the aggregate, have a Parent Material Adverse Effect. Neither the execution, delivery and performance of this Agreement or the Related Agreements by Parent and Merger Sub nor the consummation by Parent and Merger Sub of the transactions contemplated hereby or thereby will (a) conflict with or result in any breach of any provision of the certificates of incorporation or bylaws (or similar governing documents) of Parent or Merger Sub, (b) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration, or result in the creation of a Lien on any property or asset of Parent or any of its Subsidiaries, or trigger any rights of first refusal) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Parent or Merger Sub is a party or by which either of them or their respective properties or assets may be bound, or (c) violate any order, writ, injunction, decree, law, statute, rule or regulation applicable to Parent or Merger Sub or any of their respective properties or assets, except in the case of (b) or (c) above for violations, breaches, defaults or other occurrences that would not, individually or in the aggregate, have a Parent Material Adverse Effect. Except for those referred to above in this Section 5.3 and the approval of the Savia shareholders (which has been obtained), Parent and its Affiliates have received all approvals and consents of third parties, including shareholders, creditors and Governmental Entities, required to effect the transactions contemplated by the Exchange Agreement and the Contribution Agreement.

            Section 5.4. Capitalization.

            (a) As of the date of this Agreement, 100% of the membership interests of Parent are owned as set forth on Section 5.4 of the Parent Disclosure Schedule. As of the date of this Agreement, Merger Sub has authority to issue (i) 1,000 shares of MS Common Stock, 1,000 of which shares are issued and outstanding, all of which issued and outstanding shares are owned by Parent, and (ii) 1,000 shares of MS Preferred Stock, none of which shares is issued or outstanding.

            (b) Immediately prior to the Effective Time, (i) Merger Sub shall have authority to issue 100,000,000 shares of MS Common Stock, 84,377,861 of which shares shall be issued and outstanding and all of which issued and outstanding shares will be owned by Parent, and (ii) 1,000 shares of MS Preferred Stock, none of which shares shall be issued or outstanding.

            (c) All the issued and outstanding shares of capital stock of, or other ownership interests in, each of Parent and Merger Sub have been duly authorized, validly issued and are fully paid and nonassessable and are owned free and clear of all Liens.

            Section 5.5. Proxy Statement; Information.

            (a) None of the information supplied by Parent or Merger Sub in writing specifically for inclusion or incorporation by reference in the Proxy Statement will, at the time filed with the SEC, at the time mailed to the Company's stockholders or at the time of the Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

            (b) A copy of all written material non-public financial information with respect to the Company or any of its Subsidiaries that Parent or Savia or their respective officers, directors, employees, investment bankers, attorneys, agents or representatives has provided to FPSH or any of its Affiliates or their respective investment bankers, attorneys, agents or representatives, has been provided or made available to the Special Committee or its advisors.

            (c) All material information requested in a letter from the Special Committee to Mr. Alfonso Romo Garza, as Chief Executive Officer and controlling stockholder (through Savia) of the Company, dated January 7, 2003, has, to Parent's knowledge, been provided or made available to the Special Committee or its advisors.

            Section 5.6. Brokers. Except as set forth in Section 5.6 of the Parent Disclosure Schedule, no broker, finder, investment banker or other intermediary is or might be entitled to any brokerage, finder's or other fee or commission payable by the Company in connection with the transactions contemplated by this Agreement and the Related Agreements based upon arrangements made by or on behalf of Parent or its Affiliates for which the Company would be liable either prior to or after the Effective Time (which, if scheduled, is identified by time period).

            Section 5.7. Financing.

            (a) Attached hereto as (i) Exhibit B is a complete and correct copy of the Stock Purchase Agreement, and (ii) Exhibit C is a complete and correct copy of the Contribution Agreement. All of the agreements described in clauses
(i) and (ii) above are in full force and effect and have not been amended or modified.

            (b) The Special Committee has previously been provided with fully-executed commitment letters, highly confident letters and related documentation, copies of which are attached hereto as Exhibit D (the "Financing Commitment Letters"), from lenders (the "Lenders") relating to such debt financing as is necessary, together with the funds to be received by the Surviving Corporation pursuant to the Stock Purchase Agreement, to consummate the Merger, pay the cash amounts payable to the holders of Stock Options pursuant to Section 3.10, effect all re-financings of certain outstanding Indebtedness required as a result of the Merger or as required by the Financing Commitment Letters and pay the anticipated fees and expenses related to the Merger and the Related Transactions (the "Debt Financing"). On the date hereof, the Financing Commitment Letters are in full force and effect and have not been amended or modified in any respect. As of the date hereof, the Lenders have not advised Parent or any of its Affiliates of any facts which cause them to believe the financings contemplated by the Financing Commitment Letters will not be consummated substantially in accordance with the terms thereof.

            (c) Parent has been informed by FPSH that FPSH has the necessary power and authority to call the funds necessary to make the equity commitment contemplated by the Stock Purchase Agreement and Financing Commitment Letters, without need for any consent or approval of any Person and without any other condition to be satisfied (excluding customary conditions that have been previously disclosed to the Special Committee and those conditions set forth in the equity commitment letter attached hereto as Exhibit F). Attached hereto as Exhibit F is the fully-executed equity commitment letter providing such equity commitment necessary to consummate the transactions contemplated by the Stock Purchase Agreement, in full force and effect as of the date hereof, without amendment or modification in any respect, provided to FPSH by Fox Paine Capital Fund II, L.P.

            Section 5.8. Ownership of Shares. Except as set forth in the Related Agreements, on the Closing Date, Parent will beneficially and of record own 84,377,861 shares of Company Common Stock, free and clear of any Liens or any other limitation or restriction (including any restriction on the right to vote or sell the same, except as may be provided as a matter of law).

            Section 5.9. Parent/FPSH Agreements. A complete and correct copy of all material written arrangements or agreements between Parent or any of its Affiliates, on the one hand, and FPSH or its Affiliates, on the other hand, relating to their investment in the Surviving Corporation has been provided to the Special Committee.

            Section 5.10. Parent Information. Parent represents that neither it, nor the chief financial officer of Savia, is aware of any fact, event or circumstance that makes, or could reasonably be expected to make, the Company's representations and warranties set forth in Section 4.20 (Affiliate Transactions) not true and correct.

                                   ARTICLE VI

                                    COVENANTS

            Section 6.1. Stockholders Meeting. The Company, acting through the Company Board in accordance with its certificate of incorporation and bylaws, shall, as promptly as practicable following the date of this Agreement and in consultation with Parent, take all action reasonably necessary, except as otherwise provided for herein, to seek approval and adoption of this Agreement and the Merger at a duly called and noticed meeting of the Company's stockholders (the "Stockholders Meeting").

            Section 6.2. Proxy Statement. Promptly following the date of this Agreement, the Company and Parent shall, except as otherwise provided for herein, cooperate in preparing a proxy statement or information statement that meets the requirements of the Exchange Act (together with any amendments thereof or supplements thereto, the "Proxy Statement") to seek the approval and adoption of this Agreement and the Merger by the Company's stockholders. The Company shall use its commercially reasonable efforts to cause the Proxy Statement to be mailed to the Company's stockholders as promptly as reasonably practicable. The Company and Parent each agrees to correct any information provided by it for use in the Proxy Statement that shall have become false or misleading. The Company will promptly notify Parent of the receipt of any comments from the SEC and any request by the SEC for any amendment to the Proxy Statement or for additional information. All filings with the SEC, including the Proxy Statement, and all mailings to the Company's stockholders in connection with the Merger, including the Proxy Statement, shall be subject to the prior review and comment by Parent, and shall be reasonably acceptable to Parent. Parent will furnish (or cause to be furnished) to the Company the information relating to it and its Affiliates and FPSH and its Affiliates required by the Exchange Act to be set forth in the Proxy Statement. The Company agrees to use its commercially reasonable efforts, after consultation with the other parties hereto, to respond promptly to any comments made by the SEC with respect to the Proxy Statement and any preliminary version thereof filed by it and cause such Proxy Statement to be mailed to the Company's stockholders at the earliest practicable time. Subject to Section 6.10, the Company shall include in the Proxy Statement the recommendation of the Special Committee and the recommendation of the Company Board that the Company's stockholders vote in favor of the approval and adoption of this Agreement and the Merger (as the same may be amended, modified or withdrawn in accordance with Section 6.10).

            Section 6.3. Conduct of Business of the Company. The Company hereby covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing (which consent shall not be unreasonably withheld or delayed) or except as otherwise expressly contemplated by this Agreement or the Related Agreements, the Company shall, and shall cause its Subsidiaries to,
(i) operate its business in the usual and ordinary course consistent with past practice, (ii) use its commercially reasonable efforts to preserve substantially intact its business organization, maintain its rights and franchises, retain the services of its respective principal officers and key employees and maintain its relationships with its respective principal customers, suppliers and other persons with which it or any of its Subsidiaries has significant business relations and (iii) use its commercially reasonable efforts to maintain and keep its properties and assets in as good repair and condition as at present, ordinary wear and tear excepted. Without limiting the generality of the foregoing, and except as otherwise expressly contemplated by this Agreement, Sections 6.3(a)-6.3(q) of the Company Disclosure Schedule or the Related Agreements or consented to in writing by Parent (which consent shall not be unreasonably withheld or delayed), the Company shall not, and shall not permit its Subsidiaries to, do any of the following:

            (a) amend or propose to amend its certificate of incorporation or bylaws (or other governing documents);

            (b) authorize for issuance, issue, sell, deliver, or agree or commit to issue, sell or deliver, dispose of, encumber or pledge (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise) any stock of any class or any securities, except as required by agreements with the Company's employees under the Company Stock Plans as in effect as of the date hereof, or amend any of the terms of any such securities or agreements outstanding as of the date hereof;

            (c) split, combine or reclassify any shares of its capital stock, declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its capital stock, or redeem or otherwise acquire any of its securities or any securities of its Subsidiaries;

            (d) (i) incur or assume any long-term or short-term indebtedness or issue any debt securities, other than borrowings under (A) the Revolving Credit (as defined in the Company Credit Agreement) or (B) those agreements for short term bank borrowings listed on Section 4.2(e) of the Company Disclosure Schedule under the heading "Seminis Korea;" provided that in no event shall outstanding borrowings pursuant to clause (B) exceed $25 million, in each case in the ordinary course of business consistent with past practice; (ii) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person; (iii) make any loans, advances or capital contributions to, or investments in, any other Person (other than to wholly owned Subsidiaries of the Company) or make any change in its existing borrowing or lending arrangements for or on behalf of any such Person, whether pursuant to an employee benefit plan or otherwise; (iv) pledge or otherwise encumber shares of capital stock of the Company or any of its Subsidiaries; or (v) mortgage, pledge or otherwise encumber any of its material assets, tangible or intangible, or create or suffer to exist any material Lien thereupon other than Permitted Liens in the ordinary course of business, consistent with past practice;

            (e) adopt a plan of complete or partial liquidation or adopt resolutions providing for the complete or partial liquidation, dissolution, consolidation, merger, restructuring or recapitalization of the Company or any of its Subsidiaries;

            (f) (i) except as may be required by law or existing agreements, plans or arrangements as in effect as of the date hereof, or in the ordinary course of business consistent with past practice, pay, agree to pay, grant, issue or accelerate payments or benefits pursuant to any Benefit Plan in excess of the payments or benefits provided under such Benefit Plan as of the date hereof, (ii) except (A) for increases in the ordinary course of business consistent with past practice for employees other than officers and directors of the Company that, in the aggregate, do not result in a material increase in benefits or compensation expense to the Company, or (B) as required under existing agreements or in the ordinary course of business consistent with past practice, increase in any manner the salary or fees or benefits of any director, officer, consultant or employee, or (iii) except as may be required by law, amend (other than amendments made in the ordinary course of business consistent with past practice) or terminate any Benefit Plan or establish, adopt or enter into any plan, agreement, program, policy, trust, fund or other arrangement that would be a Benefit Plan if it were in existence as of the date of this Agreement;

            (g) acquire, sell, transfer, lease, encumber or dispose of any assets outside the ordinary course of business or any assets (other than inventory in the ordinary course consistent with past practice) that, in the aggregate, are material to the Company and its Subsidiaries taken as a whole, or enter into any commitment or transaction outside the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries taken as a whole;

            (h) except as may be required as a result of a change in law or in GAAP, change any of the financial accounting principles or practices used by it;

            (i) revalue in any material respect any of its assets, including writing down the value of inventory or writing off notes or accounts receivable other than in the ordinary course of business;

            (j) (i) acquire (by merger, consolidation, or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any equity interest therein; (ii) enter into any contract or agreement other than in the ordinary course of business consistent with past practice that would be material to the Company and its Subsidiaries taken as a whole; (iii) other than as contemplated by Section 6.3(j)(iii) of the Company Disclosure Schedule, authorize any new capital expenditure or expenditures which, individually, is in excess of $500,000 or, in the aggregate, are in excess of $2,000,000; or (iv) enter into or amend any contract, agreement, commitment or arrangement providing for the taking of any action that would be prohibited under this clause (j);

            (k) make any material Tax election, change any material method of Tax accounting or settle or compromise any material Tax liability of the Company or any of its Subsidiaries, and, in any event, the Company shall consult with Parent before filing or causing to be filed any material Tax Return of the Company or any of its Subsidiaries, except to the extent such Tax Return is filed in the ordinary course of business consistent with past practice, and before executing or causing to be executed any agreement or waiver extending the period for assessment or collection of any material Taxes of the Company or any of its Subsidiaries;

            (l) pay, discharge or satisfy any material claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business consistent with past practice or to the extent provided for in reserves specific to such claim, liability or obligation;

            (m) (i) permit any insurance policy or policies naming it as a beneficiary or a loss payable payee, which policy or policies, individually or in the aggregate, is/are material to the Company and the Subsidiaries taken as a whole, to be canceled or terminated without notice to Parent unless the Company or one of its Subsidiaries shall have obtained a comparable replacement policy, or (ii) enter into any insurance policy or policies naming it as a beneficiary or a loss payable payee, which policy or policies, individually or in the aggregate, is/are material to the Company and the Subsidiaries taken as a whole;

            (n) except in the ordinary course of business consistent with past practice, (i) terminate, amend or modify (in any material respect), or waive any material provision of, any Material Contract, or (ii) amend, modify or change (in any material respect) any material policies or procedures governing product sales or returns or the treatment of accounts receivable;

            (o) settle or compromise any pending or threatened material suit, action or claim;

            (p) enter into any agreement containing any provision or covenant limiting in any material respect the ability of the Company or any of its Subsidiaries to (i) sell any products or services of or to any other Person,
(ii) engage in any line of business, or (iii) compete with or obtain products or services from any Person or limiting the ability of any Person to provide products or services to the Company or any of its Subsidiaries, in each case, in any geographic area or during any period of time;

            (q) (i) terminate the employment of, materially change the terms or conditions of employment of, or, as referenced by the Employee's waiver in the Employment Agreements, pay any severance amounts upon a voluntary termination of employment or "retirement" of, any of the individuals listed on Section 6.3(q)(i) of the Company Disclosure Schedule, (ii) amend or modify any of the employment agreements listed on Section 6.3(q)(ii) of the Company

Disclosure Schedule, or (iii) amend or modify any of the letter agreements listed on Section 6.3(q)(iii) of the Company Disclosure Schedule; or

            (r) take, or agree in writing or otherwise to take, any of the actions prohibited in Sections 6.3(a) through (q).

            Section 6.4. Notification of Certain Matters. The Company, Merger Sub and Parent each shall give prompt notice to the others of (a) the occurrence or nonoccurrence of any event the occurrence or nonoccurrence of which would be likely to cause (i) any representation or warranty contained in this Agreement to be untrue or inaccurate, or (ii) any covenant, condition or agreement contained in this Agreement not to be complied with or satisfied, and (b) any failure of a party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 6.4 shall not affect the representations, warranties or covenants of the parties hereto or limit or otherwise affect the remedies available to the Company, Parent or Merger Sub hereunder.

            Section 6.5. Access to Information.

            (a) Between the date hereof and the Effective Time, the Company will, upon reasonable request, give Parent and its authorized representatives (including FPSH) and Persons providing or committed or proposing to provide the Company with financing and their representatives, reasonable access during normal business hours to employees, plants, offices, warehouses and other facilities and properties and to all books and records (including Tax Returns and work papers of the Company's independent auditors, when available) of the Company and its Subsidiaries, will permit Parent and its authorized representatives (including FPSH) to make such inspections (including any physical inspections or soil or groundwater investigations) as they may reasonably request and will instruct the officers and employees of the Company and those of its Subsidiaries to furnish to Parent and its authorized representatives (including FPSH) such financial and operating data and other information with respect to the business and properties of the Company and any of its Subsidiaries as Parent may from time to time reasonably request; provided that the Company shall not be required to provide any such information if the Person receiving such information is not subject to a confidentiality agreement for the benefit of the Company; provided, further that in the event Parent or its authorized representatives or agents (including FPSH) elect to prepare Phase I environmental site assessments, equivalent analyses, or any other reports analyzing potential environmental, human health, or safety issues or liabilities based on the books and records of the Company, or access to the Company's employees, plants, etc., Parent shall promptly provide to the Company copies of any such reports (when executed and delivered), including cost estimates (if any). All information obtained by Persons pursuant to this Section 6.5(a) shall be kept confidential in accordance with, and shall otherwise be subject to the terms of, the confidentiality agreement, dated December 13, 2002, as supplemented by the letter to the Company dated January 10, 2003, by and among Savia, Fox Paine & Company, LLC, ARG Trust, Servasa, S.A. de C.V. and Mr. Alfonso Romo Garza (the "Confidentiality Agreement").

            (b) Prior to the Effective Time, the Company shall, and shall use commercially reasonable efforts to cause its accountants, counsel, agents and other representatives to, cooperate with Parent by providing information about the Company which is reasonably requested by Parent and its representatives (including FPSH) in connection with the preparation of the Financing Documents and such other documents and other reasonable requests with respect to such documents. Notwithstanding anything in this Agreement to the contrary, to the extent reasonably appropriate to assist the success of the Debt Financing, Parent may disclose, or cause its representatives to disclose, and at the request of Parent, the Company shall disclose information concerning the Company and its Subsidiaries and their respective businesses, assets and properties, and the Merger and the Related Transactions in the Financing Documents and to prospective financing sources in connection with the Merger, subject to the prior execution of a customary confidentiality agreement approved by the Company (which approval shall not be unreasonably withheld or delayed) executed by the recipient of any such information; provided that nothing in this Section 6.5(b) shall require the Company prior to Closing to sign a registration statement with respect to any securities.

            (c) Prior to the Effective Time, the Company shall, no later than 30 days following the end of each month and 45 days following the end of each quarter, prepare and deliver to Parent upon completion the balance sheet, income statement and statement of cash flows prepared in accordance with GAAP of the Company for each month ended between the date of this Agreement and the Effective Time. The Company shall promptly prepare all reasonably requested financial statements required to be included in the Financing Documents.

            Section 6.6. Additional Agreements, Commercially Reasonable Efforts.

            (a) Prior to the Effective Time, upon the terms and subject to the conditions of this Agreement, each of Savia, Parent, Merger Sub and the Company agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under any applicable laws, rules or regulations to consummate and make effective as promptly as practicable the Merger and the Related Transactions and the other transactions contemplated by this Agreement and the Related Agreements, including (i) the preparation and filing of all forms, registrations and notices required to be filed to consummate the Merger and the Related Transactions and the other transactions contemplated hereby and thereby and the taking of such actions as are necessary to obtain any requisite approvals, consents, orders, exemptions or waivers by any third party, including any Governmental Entity, and (ii) the satisfaction of the other parties' conditions to the consummation of the Merger and the Related Transactions. Without limiting this Section 6.6, Parent and the Company shall each use its commercially reasonable efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the Closing, on or before the Outside Date, including defending through litigation on the merits any claim asserted in any court by any Person. In addition, no party hereto shall take any action after the date hereof that would reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity necessary to be obtained prior to the consummation of the Merger and the Related Transactions. In furtherance of and not in limitation of the foregoing, the Company shall permit Parent to reasonably participate (subject to the Company's right to control) in the defense and settlement of any claim, suit or cause of action relating to this Agreement, the Merger or the other transactions contemplated hereby, and the Company shall not settle or compromise any such claim, suit or cause of action without Parent's prior written consent (which consent shall not be unreasonably withheld or delayed).

            (b) The Company agrees to use its commercially reasonable efforts to cooperate with Parent in connection with its efforts to obtain any financing for Parent and/or the Surviving Corporation and its Subsidiaries in connection with consummation of the Merger, and Parent shall use its commercially reasonable efforts to obtain such financing for Parent and/or the Surviving Corporation and its Subsidiaries. At the reasonable request of Parent from time to time, the Company agrees to use its commercially reasonable efforts to cause members of its senior management to participate in the preparation of any Financing Documents reasonably requested by Parent and to participate in any "roadshow" or other presentations to potential investors in connection with the obtaining of any financing for Parent and/or the Company and its Subsidiaries in connection with the Merger.

            (c) Prior to the Effective Time, the Company or its Subsidiaries, on the one hand, and Parent or its Affiliates, on the other hand, shall permit the other parties hereto to review and discuss in advance, and consider in good faith the views of the other parties in connection with, any proposed written (or any material proposed oral) communication with any Governmental Entity regarding any of the transactions contemplated by this Agreement or the Related Agreements. The Company or its Subsidiaries, on the one hand, and Parent or its Affiliates, on the other hand, shall promptly inform the other parties hereto of, and if in writing, furnish the other parties with copies of (or, in the case of material oral communication, advise the other parties orally of) any communication from any Governmental Entity regarding any of the transactions contemplated by this Agreement or the Related Agreements. If the Company or its Subsidiaries, on the one hand, or Parent or its Affiliates, on the other hand, receives a request for additional information or documentary material from any such Governmental Entity with respect to the Merger or the Related Transactions, then such party will endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties hereto, an appropriate response in compliance with such request. None of the Company or its Subsidiaries, on the one hand, or Parent or its Affiliates, on the other hand, shall participate in any meeting with any Governmental Entity with respect to the Merger or the Related Transactions unless it consults with the other parties hereto in advance and, to the extent permitted by such Governmental Entity, gives the other parties the opportunity to attend and participate thereat. To the extent not otherwise provided in this Section 6.6(c), the Company or its Subsidiaries, on the one hand, and Parent or its Affiliates, on the other hand, shall furnish the other parties hereto with copies of all correspondence, filings and communications between it and any such Governmental Entity with respect to the Merger or the Related Transactions, provided that either the Company or Parent or an Affiliate of Parent may redact any information from such correspondence, filings, and communications that discusses or reflects its valuation of the Merger or Related Transactions. Tax return filings in the ordinary course and Tax proceedings with a Governmental Entity shall not be subject to the above provisions of this Section 6.6(c). The Company or its Subsidiaries, on the one hand, and Parent or its Affiliates, on the other hand shall furnish the other parties hereto with such necessary information and reasonable assistance as such other parties may reasonably request in connection with their preparation of necessary filings or submissions of information to any Governmental Entity. To the extent that transfers of Company Permits are required as a result of execution of this Agreement or the Related Agree-ments or consummation of the Merger or the Related Transactions, the Company and Parent shall use all commercially reasonable efforts to effect such transfers.

            (d) Notwithstanding any other provision of this Agreement to the contrary, Parent may amend or revise the Financing Commitment Letters referred to in Section 5.6(b), or enter into new, replacement or additional financing arrangements, through itself or any of its Affiliates, in connection with the financings referred to in Section 5.6(b) or otherwise to facilitate the transactions contemplated by this Agreement or the Related Agreements, provided that (i) any such action would not, individually or in the aggregate, have a Parent Material Adverse Effect or delay the Closing, and (ii) any such amendment or revision or new, replacement or additional financing arrangements are upon terms and conditions that are substantially equivalent to those set forth in the Financing Commitment Letters, and to the extent any of the terms or conditions are not substantially equivalent to those set forth in the Financing Commitment Letters, on terms and conditions reasonably satisfactory to the Special Committee.

            (e) Between the date hereof and the Closing, the Company shall use its commercially reasonable efforts to identify and secure or provide any consents or notices required as a result of the execution, delivery or performance of this Agreement or the Related Agreements or the consummation of the transactions contemplated hereby or thereby.

            Section 6.7. Public Announcements. Parent, Merger Sub and the Company, as the case may be, will consult with each other before issuing any press release or otherwise making any public statements with respect to this Agreement, the Related Agreements, the Merger, the Related Transactions or the other transactions contemplated hereby or thereby, and shall not issue any such press release or make any such public statement without the prior consent of the other parties hereto (which consent shall not be unreasonably withheld or delayed), except as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange or national market system to which Parent, its Affiliates, the Company or its Subsidiaries is a party. The parties hereto have agreed on the text of the joint press release by which announcement of the execution of this Agreement will be made.

            Section 6.8. Indemnification.

            (a) Parent and Merger Sub agree that all rights to indemnification or exculpation now existing in favor of the directors, officers, employees and agents of the Company and its Subsidiaries as provided in their respective certificates of incorporation or bylaws (or other governing documents) or otherwise in effect as of the date hereof with respect to matters occurring prior to the Effective Time shall survive the Merger and shall continue in full force and effect after the Effective Time. Any rights to indemnification or exculpation pursuant to this Section 6.8(a) shall not be amended, repealed or otherwise modified for a period of six years from the Effective Time in a manner that would adversely affect the rights thereunder of individuals who at the Effective Time were directors, officers, employees or agents of the Company.

            (b) From and after the Effective Time, the Surviving Corporation shall, to the fullest extent permitted under the DGCL, indemnify and hold harmless, each present and former director and officer of the Company and its Subsidiaries and each such individual who served at the request of the Company or its Subsidiaries as a director, officer, trustee, partner, fiduciary, employee or agent of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, the "Indemnified Parties") against all costs and expenses (including attorneys' fees), judgments, fines, losses, claims, damages, liabilities and settlement amounts paid in connection with any claim, action, suit, proceeding or investigation (whether arising before or after the Effective Time), whether civil, administrative or investigative, based on the fact that such individual is or was a director or officer of the Company or any of its Subsidiaries and arising out of or pertaining to any action or omission occurring at or before the Effective Time (including the transactions contemplated hereby and the Related Transactions). The Surviving Corporation shall be entitled to assume the defense of any such claim, action, suit, investigation or proceeding with counsel reasonably satisfactory to the Indemnified Party and the Surviving Corporation shall not be liable to any Indemnified Party for any legal expenses of separate counsel or any other expenses subsequently incurred by such Indemnified Party in connection with the defense thereof, except that if the Surviving Corporation elects not to assume such defense or counsel for the Indemnified Party advises that there are issues that raise conflicts of interest between the Surviving Corporation and the Indemnified Party or such Indemnified Party shall have legal defenses available to it that are different from or in addition to those available to the Surviving Corporation, the Indemnified Party may retain counsel reasonably satisfactory to the Surviving Corporation, and the Surviving Corporation shall pay all reasonable fees and expenses of such counsel for the Indemnified Party promptly as statements therefor are received; provided that the Surviving Corporation shall not be liable for the fees of more than one counsel with respect to a particular claim, action, suit, investigation or proceeding, for all Indemnified Parties, other than local counsel, unless a conflict of interest shall be caused thereby, provided further that the Surviving Corporation shall not be liable for any settlement effected without its written consent (which consent shall not be unreasonably withheld or delayed).

            (c) The Surviving Corporation shall provide or maintain in effect for six years from the Effective Time (the "Tail Period") directors' and officers' and corporate liability insurance covering those individuals who are covered by the directors' and officers' and corporate liability insurance policy provided for directors and officers of the Company and its Subsidiaries as of the date hereof (the "Existing Policy") on terms (other than with respect to minimum aggregate limits of liability for directors' and officers' and corporate liability insurance coverage) comparable to the Existing Policy and such coverage shall contain minimum aggregate limits of liability for directors' and officers' and corporate liability insurance coverage for directors and officers of the Company and its Subsidiaries of at least $25 million and deductibles no larger than those customary for such type of insurance coverage; provided, however, that in no event shall the Surviving Corporation be required to expend in excess of $1,000,000 in aggregate premiums for such insurance coverage with respect to the Tail Period, and if the premiums of such insurance coverage exceed such amount, the Surviving Corporation shall be obligated to maintain or obtain a policy with the greatest coverage available for a cost not exceeding such amount.

            (d) Parent shall cause Savia to exercise its right pursuant to the Existing Policy to obtain insurance coverage for the Discovery Period (as defined in the Existing Policy) provided that the Company shall pay its portion of the cost of any such insurance coverage in accordance with intercompany allocations made on a basis consistent with past practice. The cost to the Company for such coverage shall not exceed $100,000 in the aggregate.

            (e) If the Surviving Corporation or any of its successors or assigns
(i) consolidates with or merges into any other Person and shall not be the continuing or surviving corporation or entity of such consolidation or merger, or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, in each such case, to the extent necessary, proper provision shall be made so that the successors and assigns of the Surviving Corporation, as the case may be, shall assume the obligations of the Surviving Corporation set forth in this Section 6.8.

            (f) The rights of each Indemnified Party under this Section 6.8 shall be in addition to any rights such individual may have under the certificate of incorporation or bylaws (or other governing documents) of the Company or any of its Subsidiaries, under the DGCL or any other applicable laws or under any agreement of any Indemnified Party with the Company or any of its Subsidiaries. These rights shall survive consummation of the Merger and are intended to benefit, and shall be enforceable by, each Indemnified Party.

            Section 6.9. Contributions to Parent. Parent shall cause, prior to the Effective Time, the stockholders of the Company set forth on Exhibit E to sell and/or contribute such number of shares of Company Common Stock set forth next to such stockholder's name on Exhibit E to Parent in exchange for an equivalent number of membership interests of Parent (which membership interests shall be issued by Parent prior to the Effective Time), all in accordance with the Contribution Agreement attached as Exhibit C hereto. The shares of Company Common Stock contributed to Parent shall be canceled and retired in the Merger in accordance with Section 3.8(b).

            Section 6.10. No Solicitation.

            (a) Except as set forth in this Section 6.10, the Company agrees that, during the term of this Agreement, it shall not, and shall not authorize or permit any of its Subsidiaries to, and shall use commercially reasonable efforts to cause its or its Subsidiaries' directors, officers, investment bankers, consultants, attorneys, agents or representatives, directly or indirectly, not to (i) solicit, initiate or knowingly encourage or facilitate, or furnish or disclose non-public information in furtherance of, any inquiries or the making of any proposal with respect to a Company Competing Transaction,
(ii) negotiate, explore or otherwise engage in substantive discussions with any Person (other than FPSH, Parent, or their respective directors, officers, employees, agents and representatives) with respect to any Company Competing Transaction or (iii) enter into any agreement, arrangement or understanding with respect to a Company Competing Transaction; provided that, prior to the Effective Time, if the Company receives a written proposal for a Company Competing Transaction (x) that was not initiated, solicited or knowingly encouraged after the date of this Agreement by the Company, its Subsidiaries or any of its or their directors, officers, employees, investment bankers, consultants, attorneys, agents or representatives and (y) that the Special Committee determines in good faith, by majority vote, after receiving advice from its outside legal and financial advisors, constitutes or presents a reasonable likelihood of resulting in a Superior Transaction, then subject to compliance with Section 6.10(d), the Company may, directly or indirectly, (A) furnish information with respect to the

Company to the Person making such proposal pursuant to a customary confidentiality agreement, and (B) participate in discussions or negotiations with such Person regarding such proposal. The activities referred to in clauses
(A) and (B) of the previous sentence, if undertaken in compliance with all of the terms and conditions of the previous sentence, are referred to herein as "Permitted Discussions." The Company shall, and shall cause its Subsidiaries, and shall use commercially reasonable efforts to cause the Company's and its Subsidiaries' respective directors, officers, investment bankers, consultants, attorneys, agents and representatives immediately to cease all existing activities, discussions and negotiations with any parties conducted prior to the date hereof with respect to any inquiries or proposals relating to a Company Competing Transaction. A violation of clauses (i) or (ii) of this Section 6.10(a) by an employee of the Company or any of its Subsidiaries shall be deemed a violation by the Company of such clauses.

            (b) Except as permitted by Section 6.10(c), neither the Special Committee nor the Company Board shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or FPSH, its recommendation in favor of the Merger, or (ii) approve or recommend, or propose publicly to approve or recommend, any Company Competing Transaction. Nothing contained in this Agreement shall prevent the Special Committee or the Company Board from complying with Rules 14d-9 and 14e-2 promulgated under the Exchange Act.

            (c) In the event that, prior to the Effective Time the Special Committee believes, in its good faith judgment, after receiving the advice of its outside legal counsel, that failing to do so would create a reasonable likelihood of breaching its fiduciary duties under applicable law, the Special Committee (and the Company Board acting on the recommendation of the Special Committee) may (subject to this Section 6.10(c) and to Section 6.10(d)) withdraw or modify its approval or recommendation in favor of the Merger, provided that it gives Parent three days' prior written notice of its intention to do so. Any such withdrawal or modification of the recommendation shall not change the approval of the Special Committee and the Company Board for purposes of causing any state takeover statute or other state law to be inapplicable to the transactions contemplated hereby, or change the obligation of the Company to present this Agreement and the Merger for approval and adoption. The foregoing notwithstanding, in such event, unless the Special Committee determines otherwise, this Agreement and the Merger will require the approval of the holders of a majority of the outstanding shares beneficially owned by stockholders of the Company other than Parent, FPSH and their respective Affiliates (the "Disinterested Stockholder Approval").

            (d) From and after the execution of this Agreement, the Company shall promptly advise Parent orally and in writing of any request for information or of any proposal in connection with a Company Competing Transaction, the material terms and conditions of such request or proposal and the identity of the Person making such request or proposal. The Company shall keep Parent reasonably apprised of the status (including amendments and proposed amendments) of any proposal relating to a Company Competing Transaction on a current basis, including promptly providing to Parent copies of any written communications between the Company and any Person relating to a Company Competing Transaction.

            (e) If prior to the Effective Time the Special Committee determines in good faith, after consultation with its outside financial and legal advisors, that any bona fide written proposal from a third party for a Company Competing Transaction received after the date hereof that was not initiated, solicited or encouraged by the Company or any of its Subsidiaries or their respective directors, officers, employees, investment bankers, consultants, attorneys, agents or representatives in violation of this Agreement is more favorable to the stockholders of the Company (taking into account all the terms and conditions of the Company Competing Transaction and this Agreement that the Special Committee in good faith deems relevant, including any conditions to and expected timing and risks of consummation, and the ability of the party making such proposal to obtain financing for such Company Competing Proposal and taking into account all other legal, financial, regulatory and other aspects of such proposal) than the transactions contemplated by this Agreement (taking into account any adjustment to the terms and conditions of such transaction proposed in writing by Parent in response to such Company Competing Transaction) (a "Superior Transaction"), and the Special Committee believes in its good faith judgment, after receiving advice of its outside legal counsel that failing to terminate this Agreement and enter into such a Company Competing Transaction would create a reasonable likelihood of breaching its fiduciary duties under applicable law, the Company may terminate this Agreement and enter into a binding acquisition agreement (an "Acquisition Agreement") with respect to such Superior Transaction provided, that, prior to any such termination, (i) the Company has provided Parent written notice that it intends to terminate this Agreement pursuant to this Section 6.10(e), identifying the Superior Transaction then determined to be more favorable and the parties thereto and delivering to Parent a copy of the Acquisition Agreement for such Company Competing Transaction in the form to be entered into, and (ii) at least seven full calendar days after the Company has provided the notice referred to in clause (i) above (provided that the Special Committee's determinations and beliefs shall continue in effect without material revision or modification), (A) the Company (1) delivers to Parent a written notice of termination of this Agreement pursuant to this Section 6.10(e), and (2) delivers (or causes the other party to a Superior Transaction to deliver) to FPSH the Company Termination Fee and the FPSH Expenses as provided in Section 8.3, and
(B) FPSH receives a written acknowledgment from the Company and from the other party to a Superior Transaction that the Company and such other party have irrevocably waived any right to contest such payments.

            Section 6.11. Resignation of Directors. Immediately prior to the Effective Time, the Company shall deliver to Parent evidence satisfactory to Parent of the resignation of all directors of the Company (other than those directors set forth in a written notice of Parent to the Company), such resignations to become effective as of the Effective Time.

            Section 6.12. Solvency Opinion. The parties shall engage, at the expense of the Company, an appraisal firm of national reputation reasonably acceptable to the Company, the Special Committee, Parent and the Lenders, to deliver a letter addressed to the Special Committee, Parent and FPSH and, if requested by them, the Lenders (and on which the Special Committee and FPSH shall be entitled to rely) indicating that at and immediately after the Effective Time, and after giving effect to the Merger and the other transactions contemplated hereby and by the Related Agreements, including the Debt Financing, the Company will not (a) be insolvent and will have assets sufficient to pay its debts, (b) have unreasonably small capital with which to engage in its business and perform its obligations under this Agreement and the Related Agreements, and
(c) have incurred and does not believe it would incur debts beyond its ability to pay as they become absolute and matured.

            Section 6.13. Related Agreements. Parent and Merger Sub agree that they will not, and will not permit any of their Affiliates to, without the prior consent of the Special Committee, which consent shall not be unreasonably withheld, enter into any amendment to or modification or waiver of any provision of the Related Agreements or take any action to terminate any such agreement that will prevent or delay the Closing. The parties to the Contribution Agreement have acknowledged in such agreement that the Company would not have entered into this Agreement had the parties not entered into the Contribution Agreement. Parent and Merger Sub shall use all commercially reasonable efforts to fulfill all of their obligations under the Related Agreements and to cause any conditions to closing under such agreements to be satisfied. Parent and Merger Sub shall give the Special Committee prompt written notice of (a) any material breach or threatened material breach by any party of the terms or provisions of the Related Agreements, (b) any termination or threatened termination of any of the Related Agreements, or (c) any exercise or threatened exercise of any condition under any of the Related Agreements.

            Section 6.14. Exchange Agreement. The Company will not, and Savia has agreed not to, terminate the Exchange Agreement during the term of this Agreement. In addition, subject to the conditions set forth in Sections 7.1(a) and 7.2 of this Agreement, immediately prior to the Closing, the Company shall consummate the transactions contemplated by the Exchange Agreement.

            Section 6.15. Privilege. The parties agree and acknowledge that the disclosure, provision or furnishing of information, directly or indirectly, by the Company under this Agreement shall not be deemed a waiver of any privilege under applicable law that has been or may be asserted, including privileges arising under or relating to the attorney-client relationship (which shall include the attorney-client and work product privileges).

            Section 6.16. Employee Matters.

            (a) For a period of one year following the Effective Time, the Surviving Corporation shall provide, or cause to be provided, to the employees of the Company immediately prior to the Effective Time who continue employment, employee benefit programs that are, in the aggregate, generally comparable to those provided to the employees of the Company as of the date hereof; provided that, other than as required by applicable law or employment agreements binding upon the Surviving Corporation or any of its Subsidiaries (in the absence of the consent of the individuals party to such employment agreements), the Surviving Corporation may at any time increase or reduce the level of such benefit programs if such an increase or reduction shall be determined to be advisable in the sole business judgment of the Surviving Corporation.

            (b) The Company's annual bonuses for the fiscal year ending in 2003 under the Company's Executive Incentive Plan shall be determined based upon the incentive compensation targets set forth in Section 6.16(b) of the Company Disclosure Schedule.

            Section 6.17. Merger Sub Charter Amendment. At least five days prior to the Effective Time, (a) Parent shall cause Merger Sub to amend its certificate of incorporation to authorize 100,000,000 shares of MS Common Stock, and (b) Parent shall cause Merger Sub to issue to Parent an additional 84,376,861 shares of MS Common Stock so that immediately prior to the Effective Time, Parent shall own all of the outstanding 84,377,861 shares of MS Common Stock.

                                  ARTICLE VII

                    CONDITIONS TO CONSUMMATION OF THE MERGER

            Section 7.1. Conditions to the Merger.

            (a) The obligation of the Company to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

            (i) Accuracy of Representations and Warranties. The representations and warranties made by Parent and Merger Sub herein, disregarding all qualifications and exceptions contained herein relating to materiality or Parent Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not, individually or in the aggregate, have a Parent Material Adverse Effect.

            (ii) Compliance with Covenants. Each of Parent and Merger Sub shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Parent Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Parent Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

            (iii) Officer's Certificates. The Company shall have received a certificate of Parent, dated as of the Closing Date, signed by an executive officer of Parent to evidence satisfaction of the conditions set forth in Sections 7.1(a)(i) and (ii).

            (iv) Debt Financing. The Debt Financing shall have been obtained and, to the extent required, the existing Indebtedness of the Company shall have been repaid.

            (b) The obligation of Parent and Merger Sub to consummate the Merger and the other transactions contemplated hereby is subject to the satisfaction or waiver (to the extent permitted by applicable law) at or prior to the Effective Time of each of the following conditions:

            (i) Accuracy of Representations and Warranties. The representations and warranties made by the Company herein (other than in the case of Section 4.8(c)), disregarding all qualifications and exceptions contained herein relating to materiality or Company Material Adverse Effect or words of similar import, shall be true and correct on the date hereof and on the Closing Date as if made on and as of such dates (except for representations and warranties that are made as of a specified date, which shall be true and correct only as of such specified date) with only such exceptions as would not have, individually or in the aggregate, a Company Mate-rial Adverse Effect. The representation made by the Company in Section 4.8(c) shall be true and correct in all respects on the date hereof and on the Closing Date as if made on and as of such dates.

            (ii) Compliance with Covenants. The Company shall have performed in all material respects (or with respect to any obligation or agreement qualified by materiality or Company Material Adverse Effect, in all respects) all obligations and agreements, and complied in all material respects (or with respect to any covenant qualified by materiality or Company Material Adverse Effect, in all respects) with all covenants, contained in this Agreement to be performed or complied with by it prior to or on the Closing Date.

            (iii) Officer's Certificate. Parent shall have received a certificate of the Company, dated as of the Closing Date, signed by an executive officer of the Company to evidence satisfaction of the conditions set forth in Sections 7.1(b)(i) and (ii).

            (iv) No Litigation. After the date hereof, there shall not be (A) any new suit, action or proceeding by any Governmental Entity or any other Person or (B) any development in any existing suit, action or proceeding by any Governmental Entity or any other Person that, in any such case is more likely than not, individually or in the aggregate, to have a Company Material Adverse Effect (for purposes of this clause (iv) only, excluding the reference to the phrase "or is reasonably expected to be" from the definition of Company Material Adverse Effect).

            (v) Debt Financing. The proceeds from the credit facility portion of the Debt Financing under the Financing Commitment Letters, or alternative financing as permitted pursuant to Section 6.6(d), shall have been obtained substantially on the terms set forth in the Financing Commitment Letters (or the alternative commitment letter referred to in Section 6.6(d)) or, if unavailable on such terms, on such other terms as are not materially less favorable to Parent than those contemplated by the Financing Commitment Letters (or the alternative commitment arrangements referred to in Section 6.6(d)). The proceeds from the senior subordinated note issuance portion of the Debt Financing shall be an amount not less than $175 million, and on terms that are not materially less favorable to Parent than those set forth in Section 7.1(b)(v) of the Parent Disclosure Schedule.

            (vi) Foreign Investment in Real Property Tax Act. Parent shall have received duly executed and acknowledged affidavits of the Company, in form substantially identical to those attached as Exhibit G hereto in accordance with Treasury Regulation Sections 1.1445-2(c)(3), 1.897-2(g), 1.897-2(g) and
1.897-2(h), certifying that each "interest" in the Company (within the meaning of Section 897(c)(1) of the Code) is not a "United States real property interest" within the meaning of Section 897(c) of the Code.

            Section 7.2. Conditions to Each Party's Obligations to Effect the Merger. The respective obligations of each party hereto to effect the Merger and the other transactions contemplated hereby are further subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any and all of which may be waived in whole or in part by the parties hereto to the extent permitted by applicable law:

            (a) Stockholder Approval. The Company Stockholder Approval (or if applicable, the Disinterested Stockholder Approval) shall have been validly obtained under the DGCL and the Company's certificate of incorporation and bylaws.

            (b) Statutes; Court Orders. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated, issued or enforced by any Governmental Entity that prohibits, restrains, enjoins, precludes or restricts the consummation of the Merger or the Related Transactions.

            (c) Contribution Agreement. The transactions contemplated by the Contribution Agreement shall have occurred.

            (d) Stock Purchase Closing. All conditions to the Stock Purchase set forth in Article VII of the Stock Purchase Agreement (other than the condition requiring the consummation of the Merger) shall have been satisfied or waived (to the extent permitted by applicable law) and shall be in full force and effect and the closing of the Stock Purchase shall occur substantially concurrently with the Closing.

            (e) Competition Approvals. All clearances or approvals required from any Governmental Entity, including pursuant to any antitrust or trade regulation laws or regulations, shall have been received in connection with the Merger and the Related Transactions, other than those clearances or approvals the failure of which to obtain would not have, individually or in the aggregate, a Company Material Adverse Effect.

            (f) Solvency Opinion. The parties shall have received the opinion referred to in Section 6.12.


                                  ARTICLE VIII

                         TERMINATION; AMENDMENT; WAIVER

            Section 8.1. Termination. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time notwithstanding receipt of the Company Stockholder Approval (or if applicable, the Disinterested Stockholder Approval):

            (a) by mutual written consent duly authorized by the Company Board (provided such termination has been approved by the Special Committee) and the board of directors of Parent;

            (b) by Parent or the Company, if (i) any Governmental Entity shall have enacted, entered, promulgated, issued or enforced a final statute, rule, regulation, executive order, decree, ruling or injunction (which statute, rule, regulation, executive order, decree, ruling or injunction the parties hereto shall use their commercially reasonable efforts to reverse, overturn or lift) or taken any other final action restraining, enjoining or otherwise prohibiting the Merger or the Related Transactions and such order, decree, ruling or other action is or shall have become final and nonappealable, or (ii) the Effective Time shall not have occurred on or before the Outside Date; provided, however, that the right to terminate this Agreement under this clause (ii) shall not be available to any party hereto whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;

            (c) by Parent, if (i) there shall have been a material breach of any of the Company's representations, warranties or covenants, which breach (A) would give rise to the failure of a condition set forth in Section 7.1(b) or
Section 7.2, and (B) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by the Company of written notice from Parent and Merger Sub of such breach, (ii) the Special Committee or the Company Board shall withdraw, modify, or change (including by amendment of the Proxy Statement) its recommendation with respect to this Agreement and the Merger in a manner adverse to Parent or FPSH or shall have resolved to do any of the foregoing, (iii) the Special Committee or the Company Board shall have recommended any proposal in respect of a Company Competing Transaction or (iv) any Person or group (as defined in Section 13(d)(3) of the Exchange Act) other than Parent or any of its Affiliates shall have become the beneficial owner of shares of Common Stock representing 15% or more of the voting power of the Company (either on a primary or a fully-diluted basis).

            (d) by the Company, if there shall have been a material breach of any of Parent's or Merger Sub's representations, warranties or covenants, which breach (i) would give rise to the failure of a condition set forth in Section 7.1(a) or Section 7.2 and (ii) is not capable of being cured prior to the Outside Date or, if curable, has not been cured within 20 business days following receipt by Parent and Merger Sub of written notice from the Company of such breach;

            (e) by the Company, pursuant to and in compliance with Section 6.10(e);

            (f) by either Parent or the Company, if at the Stockholders Meeting (including any postponement or adjournment thereof), (i) the Company Stockholder Approval shall have not been obtained, or (ii) if applicable, the Disinterested Stockholder Approval shall not have been obtained; or

            (g) by the Company, if the Stock Purchase Agreement shall have been terminated pursuant to Section 8.1(a), (b), (c) or (d) of the Stock Purchase Agreement.

            Section 8.2. Effect of Termination. In the event of the termination and abandonment of this Agreement pursuant to Section 8.1, written notice thereof shall forthwith be given to the other party or parties in accordance with Section 9.4, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become void and have no effect, without any liability on the part of any of the Company or its Subsidiaries or its

Affiliates or Parent or its Affiliates or their respective directors, officers, employees or stockholders, other than the provisions of this Section 8.2 and
Section 8.3; provided, however, that nothing contained in this Section 8.2 shall relieve any party from liability for any willful and material breach of this Agreement.

            Section 8.3. Fees and Expenses.

            (a)   In the event that:

            (i) (A)(x) Parent or the Company shall have terminated this Agreement pursuant to Section 8.1(b)(ii) and the failure of the Company to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or prior to the Outside Date,
(y) Parent shall have terminated this Agreement pursuant to Section 8.1(c)(i) or
(z) either party shall have terminated this Agreement pursuant to Section 8.1(f), (B) on or prior to such time (or in connection with clause (z), on or prior to the Stockholders Meeting) any entity or group (other than Parent and its Affiliates or FPSH and its Affiliates) shall have made and not withdrawn a proposal that is or becomes publicly disclosed for (or publicly disclosed its intention to make a proposal for) a Company Competing Transaction, and (C) within 12 months of termination of this Agreement, the Company (1) consummates a Company Competing Transaction, or (2) enters into a Company Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (C));

            (ii) (A) Parent shall have terminated this Agreement pursuant to
Section 8.1(c)(ii), (iii) or (iv), and (B) within 12 months of termination of this Agreement, the Company (1) consummates a Company Competing Transaction, or
(2) enters into a Company Competing Transaction that is thereafter consummated at any time (including after the 12-month period described in the beginning of this clause (B)); or

            (iii) the Company shall have terminated this Agreement pursuant to Section 8.1(e),

            then, in any such event, the Company shall pay to FPSH, a termination fee in cash, of $15 million (the "Company Termination Fee") (less any amount paid or payable pursuant to Section 8.3(b)). Any Company Termination Fee that becomes payable shall be paid (m) in the case of clause (i) or clause (ii) above, not later than the date on which a Company Competing Transaction is consummated, and
            (n) in the case of clause (iii) above, at or prior to such termination pursuant to Section 8.1(e).

            (b) Upon the termination of this Agreement (i) by Parent or the Company pursuant to Section 8.1(b)(ii) where the failure of the Company to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Effective Time to occur on or before the Outside Date;
(ii) by Parent pursuant to Section 8.1(c)(i), (ii), (iii) or (iv); or (iii) by Parent or the Company pursuant to Section 8.1(f), the Company shall pay to FPSH the FPSH Expenses up to, but not exceeding $4.5 million in cash not later than two business days after submission of statements therefor, less any such expenses previously reimbursed by the Company.

            (c) Except as specifically provided in this Section 8.3, all costs and expenses incurred in connection with this Agreement, the Related Agreements, the Merger, the Related Transactions and the other transactions contemplated by this Agreement and the Related Agreements shall be paid by the party incurring such expenses, regardless of whether the Merger and the Related Transactions or any other transaction contemplated by this Agreement or the Related Agreements is consummated.

            Section 8.4. Amendment. This Agreement may be amended at any time before or after the Company Stockholder Approval (or if applicable the Disinterested Stockholder Approval) by an instrument in writing signed by all of the parties hereto; provided that, in addition to any other approval required by law, (a) in the case of the Company, this Agreement may only be amended following approval of such amendment by the Special Committee and (b) in the case of Parent, this Agreement may only be amended following written approval by FPSH; provided, further that after the Company Stockholder Approval (or if applicable the Disinterested Stockholder Approval), no amendment shall be made that by law requires further approval by the stockholders of the Company without the further approval of such stockholders.

            Section 8.5. Waiver. At any time prior to the Effective Time, any party hereto may (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document, certificate or writing delivered pursuant hereto, or (iii) waive compliance by the other party with any of the agreements or conditions contained herein; provided, however, that the Company may only grant such extension or waiver if it first obtains the written approval of the Special Committee, and Parent may only grant such extension or waiver if it first obtains the written approval of FPSH. Any agreement on the part of any party or parties hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party or parties. The failure of any party hereto to assert any of its rights hereunder shall not constitute a waiver of such rights. In the event that this Agreement is to be terminated by the Company, it shall be terminated by the Company following approval by the Special Committee and may not be terminated without the approval of the Special Committee.

                                   ARTICLE IX

                                  MISCELLANEOUS

            Section 9.1. Nonsurvival of Representations and Warranties. The representations and warranties made herein shall not survive beyond the Effective Time.

            Section 9.2. Entire Agreement; Assignment. This Agreement and the Related Agreements (including the schedules and Exhibits hereto and thereto) constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof. This Agreement shall not be assigned by operation of law or otherwise, except that Parent may assign any or all of its rights and obligations under this Agreement to an Affiliate of Parent, but no such assignment shall relieve Parent of its obligations hereunder if such assignee does not perform such obligations.

            Section 9.3. Severability. If any provision of this Agreement, or the application thereof to any Person or circumstance, is held invalid or unenforceable, the remainder of this Agreement, and the application of such provision to other Persons or circumstances shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable. Upon such determination that any provision is invalid or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a manner acceptable to all parties hereto.

            Section 9.4. Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing (including by facsimile with written confirmation thereof) and unless otherwise expressly provided herein, shall be delivered during normal business hours by hand, by Federal Express or other nationally recognized overnight commercial delivery service, or by facsimile notice, confirmation of receipt received, addressed as follows, or to such other address as may be hereafter notified by the respective parties hereto:

            (a)  If to Parent or Merger Sub:

                  c/o Savia, S.A. de C.V.
                  Ave. Roble No. 565 Ote. - Piso 4
                  Colonia Valle Del Campestre
                  Garza Garcia, N.L. 66265
                  Mexico
                  Attention:  Bernardo Jimenez Barrera
                  Facsimile: 011-52-818-399-5606

                  With copies, which will not constitute notice, to:

                  Milbank, Tweed, Hadley & McCloy LLP
                  One Chase Manhattan Plaza
                  New York, New York 10005
                  Attention:  Howard S. Kelberg, Esq.
                  Facsimile:  212-822-5530

                  Fox Paine & Company, LLC
                  950 Tower Lane, Suite 1950
                  Foster City, California  94404
                  Attention:  W. Dexter Paine, III
                  Facsimile:  650-525-1396

                  Wachtell, Lipton, Rosen & Katz
                  51 West 52nd Street
                  New York, New York  10019

                  Attention:  Mitchell S. Presser, Esq.
                  Facsimile:  212-403-2000

            (b)  If to the Company:

                  Seminis, Inc.
                  2700 Camino del Sol
                  Oxnard, California  93030-7967
                  Attention:  Chairman of the Special
                              Committee of the Board of Directors
                  Facsimile:  805-918-2530

                  With copies, which will not constitute notice, to:

                  Seminis, Inc.
                  2700 Camino del Sol
                  Oxnard, California  93030-7967
                  Attention:  General Counsel
                  Facsimile:  805-918-2530

                  Skadden, Arps, Slate, Meagher & Flom LLP
                  Four Times Square
                  New York, New York 10036
                  Attention:  Peter A. Atkins, Esq.
                              David J. Friedman, Esq.
                  Facsimile:  212-735-2000

            Section 9.5. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

            (a) This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to the principles of conflicts of law thereof.

            (b) The parties hereto hereby agree and consent to be subject to the exclusive jurisdiction of the courts of the State of Delaware sitting in the County of New Castle and the United States District Court for the State of Delaware in any suit, action or proceeding seeking enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the Merger. Each party hereto hereby irrevocably waives, to the fullest extent permitted by law, (i) any objection that it may now or hereafter have to laying venue of any suit, action or proceeding brought in such courts, and (ii) any claim that any suit, action or proceeding brought in such courts has been brought in an inconvenient forum.

            (c) EACH OF PARENT, MERGER SUB AND THE COMPANY HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF PARENT, MERGER SUB OR THE COMPANY IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.

            Section 9.6. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled, without posting a bond or similar indemnity, to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of Delaware or any Delaware state court, in addition to any other remedy to which they are entitled at law or in equity.

            Section 9.7. Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

            Section 9.8. Parties in Interest.

            (a) Subject to Section 9.8(b), this Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns, and except as provided in Section 6.8 and as otherwise explicitly provided in this Agreement and in the Stock Purchase Agreement, nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

            (b) Notwithstanding anything to the contrary contained herein, (i) FPSH shall be a third party beneficiary of this Agreement and shall have the right to directly enforce Section 6.10, Section 8.3, Section 8.4 and Section 8.5, (ii) FPSH shall have the right to enforce any right under this Agreement exercisable by Parent or Merger Sub, (iii) any representations, warranties or covenants made by the Company to Parent or Merger Sub shall be deemed made to (and, with respect to covenants, shall be enforceable by) FPSH, (iv) any notice to Parent, Merger Sub or the Company under this Agreement given (or required to be given) shall be simultaneously given to FPSH and (v) anything under this Agreement that must be approved by or acceptable to Parent or Merger Sub must also be approved or accepted by FPSH (which approval or acceptance shall be subject to the same standards applicable to Parent and Merger Sub with respect thereto); provided, however, that none of clauses (i), (ii) or (iii) of this
Section 9.8(b) shall prevent Parent or Merger Sub from directly enforcing its rights under this Agreement. The Stock Purchase Agreement shall provide that it may not be amended, modified, supplemented or any terms waived in a manner that would prevent or delay the Closing without the approval of the Special Committee (which approval shall not be unreasonably withheld or delayed). The parties to the Stock Purchase Agreement have acknowledged in such agreement that the Company would not have entered into this Agreement had the parties not entered into the Stock Purchase Agreement.

            Section 9.9. Performance by Others. Savia shall cause Parent and Merger Sub (and, if applicable, their successors or permitted assigns) to comply with their obligations under this Agreement and the Related Agreements to which Parent or Merger Sub is a party.

            Section 9.10. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed on its behalf as of the day and year first above written.

                             SEMINIS ACQUISITION LLC


                             By:     /s/ BERNARDO JIMENEZ
                                     _________________________________
                                     Name:    BERNARDO JIMENEZ
                                     Title:   ATTORNEY IN FACT


                             SEMINIS MERGER CORP.

                             By:     /s/ BERNARDO JIMENEZ
                                     ________________________________
                                     Name:    BERNARDO JIMENEZ
                                     Title:   ATTORNEY IN FACT

                             SEMINIS, INC.



                             By:     /s/ GASPAR ALVAREZ
                                     ________________________________
                                     Name:  GASPAR ALVAREZ
                                     Title: VP WW CORPORATE COMPTROLLER

                             By:     /s/ ENRIQUE OSORIO
                                     ________________________________
                                     Name:  ENRIQUE OSORIO
                                     Title: TREASURER VICE PRESIDENT

For purposes of Section 9.9 only,

SAVIA, S.A. DE C.V.


By:     /s/ BERNARDO JIMENEZ
            ________________________________
            Name:    BERNARDO JIMENEZ
            Title:   ATTORNEY IN FACT